As filed with the Securities and Exchange Commission on October 26, 2004.

Registration No. 333-113034

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 5 to

Form SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLLINS RECEIVABLES, LLC

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7320 (Primary standard industrial classification code number)	20-0620580 (I.R.S. employer identification number)

2101 W. Ben White Blvd., Suite 103
Austin, TX 78704
(800) 570-5007
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Walter A. Collins, Chief Executive Officer
Collins Receivables, LLC
2101 W. Ben White Blvd., Suite 103
Austin, TX 78704
(800) 570-5007
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Brian A. Pearlman, Esq.
Adorno & Yoss, P.A.
350 East Las Olas Boulevard
Suite 1700
Fort Lauderdale, Florida 33301
(954) 763-1200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

CALCULATION OF REGISTRATION FEE

	Proposed
	Maximum
Title of Each Class of	Offering	Proposed Maximum Aggregate
Securities to be Registered	Price Per Unit	Offering Price (1)	Amount of Registration Fee
Class A Membership Units	$1,000	$25,000,000	$3,167.50	(2)

(1)	This amount represents the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant. These figures are estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2)	Fee paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 26, 2004

PROSPECTUS

COLLINS RECEIVABLES, LLC

2,500 number of Class A membership units, $2,500,000 Minimum Offering
25,000 number of Class A membership units, $25,000,000 Maximum Offering
$1,000 per Unit

     We are a Delaware limited liability company recently formed to purchase, sell, collect and re-invest in defaulted and charged-off consumer receivables. This is our initial public offering of a minimum of 2,500 and a maximum of 25,000 limited liability company Class A membership units, which we are conducting through Empire Financial Group, Inc. on a best efforts basis. We are conducting this offering to raise equity and to use substantially all of our net proceeds to purchase receivables.

     The initial public offering price will be $1,000 per membership unit. Until a minimum of 2,500 membership units have been purchased, all payments for membership units will be deposited into an escrow account at American Bank of Commerce, a state chartered banking association. This offering will end at the earliest of                    , 2005, when all of the membership units have been purchased, or when we decide to close the offering. Our managers and affiliates may purchase up to an aggregate of 250 Units in this offering, which purchase will be applied to our minimum offering. However, if the 2,500 membership unit minimum is not purchased by                    , 2004, this offering will terminate and all payments deposited in the escrow account will be promptly refunded in full, without interest and without any deduction for expenses. The minimum purchase is 5 membership units ($5,000).

     The Securities offered are highly speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7. We believe the most significant risks are as follows:

     CFS and indirectly, our management, receive fees under our operating agreement which may cause conflicts of interest with our investors because the fees are paid prior to any distributions.

     You have limited voting rights and must rely on our management and CFS for all material facets of our business.

     CFS provides management services for other companies which may hinder the services it provides to our company.

     Our operating agreement authorizes the payment of substantial fees to CFS which may decrease returns to investors.

     We do not guarantee any return on your investment and you may lose your entire investment.

     Investors cannot sell nor transfer our units because a secondary market for our units will not develop and there will be substantial restrictions on their transfer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The following table summarizes our estimated proceeds from the offering if the minimum or maximum number of membership units offered are sold, before deducting broker-dealer commissions and due diligence expenses and estimated offering expenses of approximately $3,409, 275 if the minimum number of membership units are sold and $2,528,650 if the maximum number of membership units are sold, after deducting those expenses.

	Per Unit		Total Offering
	Minimum	Maximum	Minimum	Maximum
Public offering price	$1,000.00	$1,000.00	$2,500,000	$25,000,000
Broker-dealer commissions[1]	93.75	93.75	234,375	2,343,750
Estimated offering expenses	69.96	7.40	174,900	184,900
Proceeds, after commissions and estimated offering expenses	$836.29	$898.85	$2,108,725	$22,471,350

i

1	The membership units are offered on a best efforts basis by Empire Financial Group, Inc. Sales commissions of up to 9.375% will be paid on receipt of the offering proceeds (after the minimum offering amount has been received) to those broker-dealers who can lawfully receive commissions pursuant to the blue sky laws of the state(s) where the subscribers reside or are domiciled.

The date of this prospectus is ________________, 2004

ii

Page
Prospectus Summary
Selected Financial Data
Risk Factors
Use of Proceeds
Business
Plan of Operations
Management
Certain Relationships and Related Transactions
Principal Members
Distribution Policy
Material United States Federal Income Tax Consequences
Description of Units and Summary of Limited Liability Company Operating Agreement
Transfer Restrictions
Offering
Legal Matters
Experts
Where You Can Find More Information
Glossary of Terms

Index to Financial Statements	F-1
Limited Liability Company Operating Agreement
Tax opinion of Adorno & Yoss P.A.
Consent of Helin, Donovan, Trubee & Wilkinson, LLP
Consent of Helin, Donovan, Trubee & Wilkinson, LLP

iii

PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information in this prospectus, including the section titled “Risk Factors” beginning on page 4 regarding our Company and the Units being sold in this offering. Certain terms in this prospectus are defined in the glossary commencing on page    .

Company Overview

     The primary business purpose of Collins Receivables, LLC is to raise equity capital from the sale of membership units (“Units”) and to use substantially all of the net proceeds and future operating revenues to purchase defaulted and charged-off consumer receivables (“Receivables”). These Receivables will be purchased, sold, collected and resold by us, with the assistance of Collins Financial Services, Inc., our Class B member and an affiliated entity of our company. Collins Financial Services, Inc., a subsidiary of Collins Financial Services USA, Inc., is a receivables servicing firm based in Austin, Texas that has conducted this business since 1996. We were formed as a Delaware limited liability company on January 8, 2004 for purposes of this offering and have no prior operating history. We were organized under a different corporate name but we changed our name from Collins Growth & Income Fund, LLC to Collins Receivables, LLC to more accurately reflect our primary business purpose.

     As used in this prospectus, all references to “we,” “us,” “Collins,” “Company” and “our” mean Collins Receivables, LLC. The address of our principal executive offices is 2101 West Ben White Boulevard, Suite 103, Austin, TX 78704, and our telephone number is (800) 570-5007. As used in this prospectus, all references to “CFS” means Collins Financial Services, Inc. (together with TxCollect, Inc., an affiliated entity, but excluding our company), our Class B member. In accordance with our Limited Liability Company Operating Agreement, CFS will provide us with specific services, including but not limited to assisting us in identifying Receivable portfolios for purchase and other functions. CFS will receive a fee for these services also as specifically provided under our operating agreement. We believe these fees are consistent with standard industry practice. Investors will not receive any ownership or other economic interest in CFS whose web site address is www.cfsi.net. You should not construe the information on the CFS web site to be a part of this prospectus.

Ownership and Management

     Our business and affairs are managed by our managers and not by our members. Our managers consist of Walt A. Collins, Gary E. Wood, Ph.D., and Larry Vasbinder, who are also the executive officers and directors of CFS. The sole shareholder of CFS and TxCollect is Collins Financial Services USA, Inc. (“Collins USA”), a Texas corporation. Voting control of Collins USA is held by Walt Collins. Our management also serves as management of Collins USA.

     Our managers are experienced in purchasing, collecting and re-selling Receivables and have provided consulting services to several unaffiliated entities prior to forming our company. Messrs. Collins, Wood and Vasbinder maintain a beneficial interest in our company through their affiliations with CFS, which owns an equity interest in our company and will provide services to us. Our managers have the authority to control the operations of our company, except that members have limited voting rights as expressly provided in our operating agreement. In addition, although CFS only beneficially owns one Class B unit of our company, upon our liquidation CFS, as provided under our operating agreement, is entitled to all of our remaining assets following the payment of our liabilities and expenses of liquidation, the establishment of reserves for contingent or unknown liabilities, the payment to our Class A members of their aggregate unpaid Investment Return (as defined below) and the payment to our Class A members of any of their remaining equity in our company. Compensation paid to CFS under our operating agreement, potential conflicts of interest with CFS and related fiduciary responsibilities of CFS and our management are each further discussed throughout this prospectus. You are strongly urged to read this disclosure.

Prior History of CFS

     The consolidated financial statement of Collins USA for the years ended December 31, 2003 and 2002 are included in this prospectus. Collins USA is the parent of CFS, our Class B member. CFS intends to continue to operate under the structure reflected in these financial statements. The following selected financial data as of December 31, 2003 has been derived from the financial statements of Collins USA, included in this prospectus.

Statement of income data for the year ended December 31, 2003:
Sales fees on affiliate owned receivables	$2,436,895
Collection fees on affiliate owned receivables	6,870,808
Acquisition fees	745,337
Sales proceeds on owned receivables	6,878,873
Interest income on student loans	46,465
Collections on owned receivables	331,899
Basis in owned receivable sales and collection proceeds	(5,304,209)
Total Revenue	$12,006,068
Operating costs and expense:
Payroll and related expenses	$7,438,553
Collection services	1,659,764
General and administrative expenses	1,023,228
Total operating costs and expenses	$11,579,490
Net income	$300,841
Balance sheet data as of December 31, 2003:
Cash and cash equivalents	$392,818
Investment and defaulted receivables	1,302,101
Total assets	3,719,019
Total liabilities	2,971,274
Total stockholders’ equity	747,745

     As stated elsewhere in this prospectus, the operating results of CFS and Collins USA do not reflect our prior performance. We were recently organized and CFS is our Class B member. Neither CFS nor Collins USA is our predecessor. Under our operating agreement CFS will provide us with consulting services that are consistent with its current and historical operations. Please see risk factors commencing on page              .

Ownership Structure of our Company and its Affiliated Entities

*	Collins USA has formed two limited partnerships (IRF Capital Fund III, L.P. and TxCollect/Thrift I, L.P.) in which it has acquired the general partnership interest. For each of these limited partnerships, CFS provides management services. Additionally, the CFS and TxCollect provide acquisition, collection and sale services to the limited partnerships.

**	Class A members, while holding an equity interest in our company, have no control over decisions affecting our company.

The Offering

Securities Offered	We are offering a minimum of 2,500 and a maximum of 25,000 Class A membership units, which we refer to as “Units.” Each Unit represents a $1,000 equity interest.

Who Should Invest	The Units are not callable or redeemable. The Units are a long-term investment, with a primary objective of regular cash distributions; however, there is no guarantee on any payment of distributions. The maximum life of your investment in our company is eight years from the closing of the minimum offering. However, we can liquidate our company at any time upon the vote of a majority of our managers, or upon a judicial decree of dissolution pursuant to the Delaware Limited Liability Company Act.

You will be required to purchase a minimum of 5 Units ($5,000).

Because of the lack of a public market, the restrictions on resale of the Units, you should not purchase Units unless you do not need liquidity and are willing to make a long-term investment. The broker-dealers that participate in the distribution of this offering and solicit orders for Units should make every reasonable effort to determine that the purchase is appropriate for you, such as:

•	whether you can reasonably benefit from an investment in our Units based on your investment objectives;

•	your ability to bear the risk of the investment; and

•	your understanding of the risks of the investment.

They should also determine whether you understand:

•	the lack of liquidity of the Units;

•	the restrictions on transferability of the Units;

•	the background and qualifications of our managers; and

•	the tax consequences of your investment.

Determination of Unit Price and Offering Price	The total amount of Units we are offering is based upon the amount of capital our managers believe can be invested within our policies and managed within our capabilities and the capabilities of CFS. The issuance price of $1,000 represents one Unit and is arbitrarily determined. We determined a minimum purchase of $5,000 due to the following factors:

▪	a limited number of investors in our company decreases our expenses related to member administration and communications; and

▪	long term holding period and illiquid nature of our Units lends itself to an investor who can afford a minimum of not less than an investment of $5,000 in our company.

Distribution Policy	Our operating agreement provides for the non-guaranteed payment of an amount equal to a non-compounded, cumulative 10.25% annualized return on the capital contribution to our company by each investor (the “Invested Capital”), to be paid quarterly with respect to our Class A membership units to the extent of Net Available Cash commencing with the end of the first full fiscal quarter following the closing of the minimum offering (the “Investment Return”). To the extent an investor’s Invested Capital is periodically paid back, any future Investment Return will be based on the reduced Invested Capital (defined in our operating agreement as the “Undistributed Invested Capital”). The 10.25% annualized return is the maximum return to investors in this offering and there is no guarantee investors will receive any or all of this return, nor that investors will receive a return on their original investment.

Liquidating Distributions	Class A members will receive from the liquidation proceeds, if any (after payment of all debts of the company, liquidation expenses, and the establishment of a reserve for contingent or unknown liabilities), an amount equal to any part of their unpaid Investment Return and/or their remaining capital account balance (as determined pursuant to our operating agreement). After receiving their Investment Return and/or their remaining capital account balance, the members, with respect to their Units, will receive no further liquidation payments and any remaining liquidation proceeds will be distributed to CFS as our Class B member.

Use of Proceeds	Assuming all Units are sold, we will receive approximately $22,471,350 of net proceeds or $2,090,725 of net proceeds if only the minimum amount is raised, from this offering after deducting any selling broker-dealer’s commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the Units to acquire Receivables. Substantially all of our net proceeds will be allocated to purchase Receivables which we will manage with the assistance of CFS.

Risk Factors	An investment in Units involves risks, including the following:

▪	CFS and indirectly, our management, receive fees under our operating agreement which may cause conflicts of interest with our investors because the fees are paid prior to any distributions.

▪	You have limited voting rights and must rely on our management and CFS for all material facets of our business.

▪	CFS provides management services for other companies which may hinder the services it provides to our company.

▪	Our operating agreement authorizes the payment of substantial fees to CFS which may decrease returns to investors.

▪	We do not guarantee any return on your investment and you may lose your entire investment.

▪	Investors cannot sell nor transfer our units because a secondary market for our units will not develop and there will be substantial restrictions on their transfer.

See the discussion under “Risk Factors” beginning on page 4 for a more complete description of these and other risks relating to an investment in our Units.

Term and Dissolution	We intend to begin selling our assets and distributing all Net Available Cash to our members beginning after the end of the fourth full year following the receipt by us of proceeds from this offering with the final distribution expected approximately six years after the receipt of such proceeds. In all events, our company will terminate and be liquidated no later than eight years from the date of the closing of the minimum offering.

Voting	Although investors will contribute all working capital to our company through the proceeds of this offering, Class A members of our company have limited voting rights pursuant to our operating agreement. Class A members may vote only with respect to certain fundamental organizational matters affecting our company or the Units as set forth in the operating agreement and are not entitled to any voice in our other operations or policies. Management will control all decisions affecting our company and in all likelihood will not contribute any capital to our company. Thus, owners of the Units will bear the risk of management making good or bad management decisions.

Taxation	We expect that any income or loss of our company will be classified as ordinary “passive” income or loss to the holders of the Units for Federal Income Tax purposes. However, we have not requested, and will not request, a ruling from the Internal Revenue Service to that effect. Since each person’s tax situation is unique to his or her circumstances, every prospective investor is urged to consult with his or her tax advisor concerning the tax consequences of a purchase of the Units.

Liability of Investors	Under the operating agreement and Delaware law, an investor complying with the operating agreement will not personally be liable for any debt of our company.

Plan of Distribution	The Units will be offered through select broker-dealers who are members of the National Association of Securities Dealers, Inc. Until subscriptions for a total of 2,500 Units ($2,500,000) are received and accepted, all offering proceeds will be deposited in an escrow account. Upon receipt and acceptance of subscriptions to a minimum of 2,500 Units, the subscription proceeds will be released to us. We will continue the offering until the earlier of , 2005, the sale of the maximum units or a determination by us to terminate the offering.

SELECTED FINANCIAL DATA

     The following selected financial data as of June 30, 2004 has been derived from our financial statements included elsewhere in this prospectus.

Assets
Cash and Cash equivalents	$981
Current Assets	981

Total Assets	$981
Liabilities and Member’s Equity
Accounts payable and accrued liabilities	$159,369
Total Liabilities	159,369
Member’s contributed capital	(159,388)
Total member’s equity	(159,388)

Total Liabilities and Member’s Equity	$981

     *CFS has incurred the cost of organizing our company and has incurred the legal fees and other out of pocket costs related to this offering. Should we complete this offering, it is anticipated that we will reimburse CFS for the costs incurred with our corporate formation and fundraising. At June 30, 2004, costs incurred by CFS totaled $159,369.

RISK FACTORS

     Before you invest in our Units, you should carefully consider the following risk factors, which we consider to be all the material risks to investors, as well as the other information contained in this prospectus. An investment in our Units is speculative and involves a high degree of risk. Prospective investors should read the entire prospectus and consult with their independent advisors regarding the technical, tax and legal considerations of such an investment.

Risks relating to our business

     Conflicts of interest between our management and our Class A members may be detrimental to the Class A members.

     Our managers are all officers of CFS. CFS is compensated for its services to our company by a series of fees specified in our operating agreement. These fees are all disclosed below in this risk factor section and in our business description. CFS is entitled to its fees whether or not the transactions generating those fees are profitable to us. This fact creates a potential conflict for our managers, who might choose to engage in fee-generating transactions that would benefit CFS, but provide no benefit to us or our investors. Indeed, such transactions could lead to losses to our company while CFS continued to receive its fees. Also, the conflicts inherent in the business arrangement specified in our operating agreement are mitigated somewhat by the fact that CFS, as our Class B member, will benefit from profits generated from our accounts. This return to CFS will only occur after all of our investors receive their Investment Return.

     An investment in our company is not an investment in CFS or Collins USA and the operating and financial history of CFS and Collins USA should have no impact on your decision to invest in our company because we are subject to all the risks of a start up company.

     While CFS is our Class B member, the financial strength or operating success or failure of CFS may not have any bearing on our company. CFS services similar receivable accounts for other clients, none of which will affect our results of operations. While CFS has been in operations for over eight years, we are recently organized, and our operations will be subject to risks inherent in a start up company.

     CFS provides management services to other entities, and therefore may not devote sufficient resources necessary to manage our company nor provide us with the portfolios we believe are most profitable.

     CFS provides management services to other entities, including certain of our affiliates. These relationships require CFS to dedicate significant time and resources to these endeavors, and obligates CFS to provide these entities with the same types of receivables that we intend to purchase. These relationships may prevent us from acquiring receivable portfolios which we view to be more profitable and will prevent CFS from providing us with the opportunity to purchase all of the portfolio receivables which it views as most profitable.

     The consolidated financial statements of Collins USA, the parent of CFS, are included for information purposes only and have no bearing on the safety of your investment.

     We have included the financial statements of Collins USA for information purposes only because CFS is our Class B member. While Collins USA has significant net worth and a eight year history of operations, neither CFS nor Collins USA are providing any guarantees with respect to your investment nor should any investment determination be made based on the consolidated financial statements of Collins USA.

     We were recently formed and have no prior operating history which provides you with limited information to evaluate our future performance.

     Our likelihood of success must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of a new business and the competitive environment in which we operate. There can be no assurance that we will be able to operate profitably. Our business objectives must be considered speculative. We have been formed for the primary purpose of purchasing, collecting and reselling charged-off Receivables. Consequently, our members must rely primarily upon our collecting or selling the Receivables at a profit to provide funds for the payment of any distribution or the liquidation of any of the Units. There is no assurance that any or all of the Receivables will be collected or resold profitably, nor any guarantee that you will receive a return on your investment.

     CFS stands to make significant fees from servicing our Receivables even if we experience losses with respect to the Receivables, which prevents CFS from suffering material losses on our Receivables, but subjects you to a potential loss on your entire investment.

     The fees charged by CFS for its services are based on percentages of the dollar value of the purchase, collection and sales transactions and are paid regardless of the profitability of the transactions. We will pay CFS the following fees: (1) an “acquisition fee” not to exceed 5% of the purchase price of the Receivables identified by CFS and acquired for our account which will be paid from the proceeds of this offering; (2) a “sales fee” in an amount up to 20% of the gross proceeds received for our account resulting from the efforts of CFS with respect to the sale of Receivables from our account; and (3) a “collections fee” in an amount up to 50% of the gross proceeds for our account resulting from the sales related to the collection efforts of CFS. While maximum percentage limitations have been placed on all fees payable to CFS, this relationship places the entire financial risk of these transactions solely on our company.

     Illiquidity in the market for consumer receivables may make it difficult for us to make distributions.

     We intend to resell a portion of the Receivables we purchase. Consumer receivables are relatively illiquid and may not be able to be sold quickly at a fair price. Markets for illiquid assets are usually more volatile than markets for liquid assets. Although some secondary markets exist for consumer receivables, these markets may be subject to irregular trading activity, wide bid/ask spreads and extended sales periods. Markets for consumer receivables could be disrupted by an economic downturn or a substantial increase in interest rates. An economic downturn or recession could increase the supply and lower the price of distressed consumer Receivables. At the same time, collection of consumer receivables could become more difficult and reduce or delay our ability to make distributions.

     We will rely on the advice of CFS in connection with purchasing, collecting and reselling Receivables, therefore, if CFS fails to perform or CFS performs poorly, our operations could be suspended or suffer poor financial returns until we can find a new service provider.

     Although our company is under no contractual obligation to work exclusively with CFS and may seek other third parties who are in the business of furnishing services for collecting, purchasing, and selling Receivables, the common management of CFS and our company makes it highly unlikely that we would seek alternative arrangements and there is no assurance that another competent advisor could be hired for reasonable fees or, if hired, would be successful. We intend to work exclusively with CFS to purchase, collect and sell Receivables. Our company would suffer a financial set back if CFS is not successful in generating a return on our Receivables, because we intend to work exclusively with CFS. In addition, we may have to suspend our operations if our relationship with CFS is terminated because we have no other contractual relationships with companies that provide services similar to CFS.

     If we do not sell all of the Units we are offering under this prospectus or our capital is reduced in the future, we may not be able to take advantage of economies of scale associated with the purchase of Receivables because lower purchase prices may be obtained if Receivables are acquired in higher volume.

     The pricing of Receivables is directly related to the size of the portfolio of Receivables. In order for us to be competitive, we must acquire larger portfolios of Receivables since we may obtain lower purchase prices from the issuers of portfolios of Receivables by acquiring Receivables in a large volume. The ability to purchase the Receivables at lower prices directly impacts our profitability in collecting and reselling debt. It we do not have enough capital to take advantage of such economies of scale, the overall returns on our Receivables may decrease, which would decrease distributions payable to you. We may incur other liabilities or sell additional Units to acquire capital for future growth. This could have a material adverse effect on our liquidity and capital resources or dilute our company’s members.

     If our company is unable to successfully acquire Receivables of the quality and potential profit margin desired, the overall returns on the collections of our Receivables will diminish and decrease our ability to make distributions to you.

     The ability to acquire Receivables from an issuer of Receivables is entirely dependent on debt sellers’ internal policies of selling off Receivables and our ability to successfully bid for Receivables against competitors. Debt owners may determine that they want to internally collect the Receivables, thus, decreasing the supply of available Receivables. Debt owners or competitors could increase the purchase price for the Receivables, making it impossible for us to invest in Receivables on a profitable basis. The unavailability of desirable Receivables would decrease the overall returns on the collections of our Receivables and decrease distributions payable to you.

     The relationship of a debtor and creditor is extensively regulated and our failure or CFS’s failure to comply with such regulations could limit our ability to collect amounts owed on Receivables that we acquire and decrease distributions payable to you.

     The relationship of a debtor and creditor is extensively regulated by federal and state consumer protection and related laws and regulations. Such laws include the Fair Debt Collection Practices Act, Federal Truth-In-Lending Act, Fair Credit Billing Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, and Gramm, Leach, Bliley Electronic Funds Transfer Act, (and various federal regulations which relate to these acts), as well as applicable, comparable statutes in the states in which customers reside or in which the issuer of the credit card is located. Certain laws may limit our ability to collect amounts owing with respect to Receivables, regardless of any act or omission on the part of us or our agents and decrease the overall returns on the collections of our Receivables, decreasing our ability to make distributions to you. No assurance can be given that any indemnities received from the sellers of the Receivables will be adequate to protect us from losses on the Receivables or liabilities to customers.

     The distressed debt business can be quite litigious, with debtors seeking to take advantage of the various debtor protection federal and state laws, which subjects CFS to ongoing lawsuits, and may hinder or prevent its collection efforts and decrease distributions payable to you.

     There are a wide range of laws designed to protect debtors from unscrupulous practices by debt collectors. These laws include the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, and others. Some of these laws allow for private legal action against collection companies. Though CFS utilizes an active and on-going training program designed to minimize the likelihood of such lawsuits, with a special emphasis on discouraging class-action lawsuits, it is almost certain that some suits will be filed, and that some will be successful. Such litigation, or threat of litigation, decreases to some extent the likelihood of collecting certain debt, which potentially decreases returns on the collection of our Receivables.

     Loss of Investment Company Act exclusion would adversely affect us, which could limit our ability to make distributions on your Units.

     We intend to conduct our business so as not to be required to register as an investment company under the Investment Company Act of 1940. Section 3(c)(5)(A) of the Investment Company Act excludes from the definition of an “investment company” any person who is not engaged in the business of issuing, among other things, redeemable securities and who is primarily engaged in the business of purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance and services. If we fail to qualify for this exclusion (or any other exemption or exclusion under the Investment Company Act or rules thereunder), then we would be required to register with the SEC as an investment company under the Investment Company Act. Such registration and regulation as an investment company under the Investment Company Act and the rules thereunder would prevent us from conducting our business as described in this prospectus by, among other restrictions, reducing our ability to use borrowings, and changing our investment objectives and strategies to further limit our acquisitions and sales of Receivables. We will limit our operations to the acquisitions and sales of Receivables so that we can rely on the exclusion set forth in Section 3(c)(5)(A) under the Investment Company Act. However, if we fail to qualify for the exclusion, it would negatively impact our returns and profitability and could make it difficult or impossible to make distributions on your Units or could force us to liquidate.

U.S. Federal Income Tax Risks

     If we are classified as a “publicly traded partnership” we would be taxable as a corporation rather than as a partnership.

     We intend to be treated as a partnership for U.S. federal income tax purposes, but there are certain risks related to such characterization as described below and under “Material United States Federal Income Tax Considerations.” As a partnership, we will not be taxed on income we generate. Rather, the income we generate will be allocated to each of our Members in accordance with our operating agreement. Each member will then be liable for U.S. Federal (and possibly state and local) income taxes based on the income allocated to such Member. In addition, you will be taxed on your allocable share of our income whether or not we distribute cash or other property to you.

     Distributions by us will generally not be taxable to you except to the extent that the amount of cash that you receive exceeds your tax basis in your Units. If we were taxable as a corporation, we would be subject to tax at the current maximum corporate tax rate of 35% on our taxable income and you would generally be subject to tax when we distribute cash or other property to you, which would be taxable as a dividend to the extent of our earnings and profits at the current rate of 15% for individuals. Any such corporate income tax to us would reduce Net Available Cash to make distributions to you and ultimately reduce the net amount of cash that you may ultimately receive after payment of taxes.

     We will be treated as a “publicly traded partnership” if our units are traded on a securities market or are readily tradable on a secondary market or the substantial equivalent thereof. As the Units will not be listed on an exchange and will be restricted with respect to transfers, we do not believe that we will be treated as a publicly traded partnership taxable as a corporation.

     The IRS may treat the Units as debt in our company for United States federal income tax purpose rather than as equity in our company.

     Due to there being no fixed definition of what constitutes debt and what constitutes equity for United States federal income tax purposes, our tax counsel is not able to provide an opinion that the Units will positively be treated as equity in our company for United States Federal income tax purposes. In the event the Units were not treated as equity in our company, our company would be treated as other than a partnership as it would lack more than one partner (see Material United States Federal Income tax Consequences) and distributions to you would likely be treated as payments of interest. While the Units lack several key indicia of debt, there is no guarantee that the IRS will not view the Units as indebtedness in our company for United States federal income tax purposes rather than as an equity interest in our company as our counsel believes they should be treated.

     Distributions in future years may be less than the profit allocated to you with respect to your Units for such years, resulting in a tax liability in excess of cash received.

     Based on the nature of our business, we will likely not be required to report as taxable income any cash derived from a pool of Receivables until we have recovered our full investment in such pool of Receivables. As a result, you may not have taxable income from our company in the first few years of the operation of our company and any distributions will be a return of capital. As we recover our investment in a pool of Receivables we will allocate profit to you in such amounts as to take into account previous years’ distributions that were not taxable. As a result, you may be allocated an amount of profit in a future year that results in a tax liability in excess of the distribution of cash you receive in such year. However, we have included a provision in our operating agreement stating that our managers will make their best efforts to make distributions for each fiscal year in such amounts so as to cover any state, local or federal income tax liability resulting as a consequence of allocations of profits pursuant to our operating agreement. Notwithstanding this provision, it is possible that the distributions you receive for a particular year may not be sufficient to pay all federal and/or state or local income tax liabilities you incur for such year as a result of allocations of profit to you from our company. There is no guarantee that distributions will cover your tax liability on your investments.

     IRS may disagree with our characterization as a partnership which could subject us to additional taxation and cause you to receive less distributions, if any.

     Upon any audit of our company, the IRS may determine that our company should properly be treated as an association taxable as a corporation rather than as a partnership for United States federal income tax purposes. In any such case our company would be taxable on income it derives from the consumer receivables we purchase and sell, resulting in less cash to distribute to the investors. While the company, based on advice of counsel, believes that the company should properly be treated as a partnership and, therefore, not subject to an entity level tax, such opinion is not binding on the IRS who is free to characterize our company as they deem appropriate.

     An audit of our income tax return may result in an audit of your income tax return which may ultimately result in an increase in your Federal income tax liability.

     Although an entity properly taxed as a partnership is not liable for United States federal income taxes, we will be required to file a partnership information return for each year (or portion thereof) in which we operate our business on IRS Form 1065. Any return we file with the IRS will be subject to review and audit by the IRS. Any audit of our return(s) may result in an audit of your income tax return which may ultimately result in an increase in your federal income tax liability.

Risks relating to this Offering

     We may not be able to pay a 10.25% per annum distribution rate and, depending upon our performance and the timing of your investment; you could receive distributions that are significantly less than that amount or no distributions at all on our Units.

     Our only sources of cash flow for distributions will be sales and revenues from Receivable collections and sales. We will strive to make distributions equal to 10.25% per annum, but the amount and frequency of any distributions are not guaranteed and uncertain as cash available for distribution may be insufficient to provide distributions at that rate. The 10.25% annualized return is the maximum return to investors in this offering and there is no guarantee investors will receive any or all of this return, nor that investors will receive a return on their original investment. Amounts available for distribution will depend on the performance of our aggregate portfolio, which is subject to many risks. In addition, since we intend to make distributions quarterly following the release of your subscription from escrow, those investors who subscribe for Units after the initial release of the proceeds from escrow and thereafter may have less cash available for distribution than those who subscribe at an earlier date.

     There is no public market for our Units and there are significant transfer restrictions on the Units which means that you are forced to hold your Units until our liquidation and you cannot sell your Units.

     No public market for the Units exists or will be developed by us. In addition, we will continue to apply significant restrictions on the transfer of the Units as contained in our operating agreement which only permits transfer of Units: (1) which are made for purposes of estate planning; (2) between an individual and his wholly-owned entity; or (3) between an entity and an individual or entity that owns all of the outstanding equity interests of such entity. Furthermore, we may refuse to give approval for a transfer if it would adversely affect our income tax status. Our operating agreement provides that if you attempt to sell or transfer your Units in violation of the operating agreement, the transfer is void.

     The lack of a public market coupled with the transfer restrictions will prohibit you from selling your Units. Consequently, you may be forced to hold your Units until our liquidation.

     We are not required to redeem or repurchase your Units, which could mean that you would be forced to hold your Units until our liquidation and you may not see a return on your investment (if any) for up to eight years.

     We are not required to liquidate until the earlier of:

     (1) the majority vote of our managers;

     (2) the entry of a judicial decree of dissolution of our company pursuant to the Delaware Limited Liability Company Act; or

     (3) the arrival of the date that is eight years from the date of the execution of our operating agreement.

     In addition, you do not have a right to have us redeem or repurchase your Units. Therefore, you are required to hold your Units until our liquidation which may occur up to eight years from the date of the execution of our operating agreement.

     We may issue additional Class A units in the future, and this would dilute your ownership interest in us, which could decrease the amount of any distributions that we may make during operations or in liquidation.

     Under our operating agreement, we may issue up to 30,000 Class A units. Consequently, assuming we sell the maximum of 25,000 Units offered by this prospectus, we could sell up to an additional 5,000 Units in the future without seeking your approval. The sale of additional Units, or rights to purchase additional Units, could reduce the amount of any distributions that we may make to you during operations or in liquidation.

     Our Units are not secured so there is no guarantee of repayment on your investment.

     There is no security, insurance or guarantee of our obligation to make distributions on your Units upon liquidation, and liquidation proceeds will first be distributed to holders of outstanding indebtedness and then, if funds remain, to holders of Units. Your Units will not be secured by any of our assets, which means that if we were forced to liquidate, all liquidation proceeds would go first to repay our outstanding debt, and then if there are remaining liquidation proceeds, to the holders of our Units. The Units are not guaranteed or insured by any depository institution, the Federal Deposit Insurance Corporation, or any other governmental or private fund or entity.

     Since our investors will have extremely limited voting rights, you will have little control over our operations, and you must rely on our management, even if you disagree with its actions.

     Under the terms of our operating agreement, each investor has limited voting rights with respect to the operations of our company. Our managers have complete authority to make decisions regarding our day-to-day operations and may take actions with which you disagree. Consequently, you will have no control over our management and must rely almost exclusively on our managers to manage our business even if you disagree with their actions.

     We may not be able to raise sufficient capital in this “best efforts” offering to significantly increase the diversity of the investments in our existing portfolio, and the lack of additional diversification could increase the risk that we will not accomplish all of our investment objectives, which could make it difficult if not impossible to make distributions on your Units.

     This is a best efforts offering, which means that we might raise much less than $25 million of capital and not be able to purchase a wide range of Receivables. If we do not raise significant funds from this offering, we will be able to purchase a smaller amount of Receivables than if we sell a greater number of Units, and the proportion of offering proceeds spent on offering costs will be higher. A lack of Receivables could decrease the probability that we will be able to make distributions.

     If we are not able to generate sufficient revenue and net income from operations, we could be unable to make distribution payments with respect to the Units.

     The ability of our company to pay distributions on the Units or to achieve the targeted internal rates of return will be dependent upon our ability to trade and collect the Receivables in a timely and profitable manner. We are not required to maintain cash reserves to support distribution payments for the Units. It is planned that the increase in value of our Receivables account will provide funds for distributions, but there is no assurance that our Receivables trading account will realize sufficient profits to increase in value by the necessary amount to pay for planned distributions.

     We are not providing you with separate legal, tax or accounting representation and, because our Units may not be a suitable investment, you should seek your own counsel.

     We have not engaged counsel to represent your interests in this offering. Accordingly, you should seek your own counsel before deciding to invest in the Units.

     Potential costs of complying with state law requirements covering related party transactions may decrease distributions payable to you.

     Conflicts of interest may arise as a result of the affiliations between our board members, our principal members and CFS. We will attempt to comply with applicable state law requirements to insure that any transactions between these parties meet all statutory requirements of fairness, including, if required, obtaining third party valuations. The cost of such compliance and our inability to comply with such standards may limit our ability to generate revenues and ultimately make distributions to you.

USE OF PROCEEDS

     If we sell only the minimum number of Units we are offering, we would expect to receive approximately $2,108,725 of net proceeds, and if we sell all of the Units we are offering, we would expect to receive approximately $22,471,350 of net proceeds, in each case assuming we paid 9.375% broker-dealer commissions and after deducting expenses associated with this offering, which are estimated at $174,900 if we sell the minimum number of Units and $184,900 if we sell all Units. We intend to use the net proceeds from the sale of the Units primarily to acquire Receivables. If we sell only the minimum number of Units, we intend to use approximately 95% of the net proceeds to acquire Receivables. If we sell the maximum number of Units, we intend to use approximately 99% of the net proceeds to acquire Receivables. Any remaining net proceeds will be applied to working capital reserves, which will cover expenses related to operations, including but not limited to costs associated with audit and reporting to investors and securities regulators.

     CFS has incurred the cost of organizing our company and has incurred the legal fees and other out of pocket costs related to this offering. Should we complete this offering, it is anticipated that we will reimburse CFS for the costs incurred with our corporate formation and fundraising. At June 30, 2004, costs incurred by CFS totaled $159,369. These amounts are not subject to interest.

     Substantially all of our net proceeds will be allocated to purchase Receivables. CFS will receive compensation for advising us on the purchase of Receivables and subsequent fees for assisting us to sell or make collections. Under our operating agreement we will pay CFS the following fees:

(1)	An “Acquisition Fee” in an amount we deem to be appropriate, but in no event to exceed 5% of the purchase price of Receivables identified by CFS and acquired for our account paid simultaneously with the acquisition of such Receivables.

(2)	A “Sales Fee” in an amount up to 20% of the gross proceeds received for our account (whether paid in cash or property other than cash) resulting from the efforts of CFS from or with respect to the sale, on a retail or wholesale basis, of Receivables from our account, payable immediately upon receipt of such proceeds on behalf of our account.

(3)	A “Collections Fee” in an amount up to 50% of the gross proceeds received for our account (whether paid in cash or property other than cash) resulting from efforts of CFS to collect the Receivables owned by our account (other than as a result of third party collection efforts).

     Net proceeds will be invested in United States government securities, short-term certificates of deposit, money market funds or other investment grade, short-term interest-bearing instruments pending investment as set forth above.

     The following table sets forth the estimated use of proceeds from this offering assuming the minimum offering; $12,500,000 offering; $18,750,000 offering; and the maximum offering:

	Assuming
	Minimum		Assuming		Assuming		Assuming Maximum
	Offering of		$12,500,000		$18,750,000		Offering of
Use	$2,500,000%		Offering	%	Offering	%	$25,000,000%
Sales Commissions, Allowances and Due Diligence Expenses	$234,375	9.375%	$1,171,875	9.375%	$1,757,812	9.376%	$2,343,750	9.375%
Other Offering Expense(1)	174,900	6.9%	184,900	1.5%	184,900	1.0%	184,900	1.0%
Initial Acquisition of Receivables(2)	2,050,000	82.0%	11,050,000	88.4%	16,700,000	89.1%	22,200,000	89.4%
Working Capital	58,725	2.3%	93,225	*	107,287	*	271,350	1.0%

Gross Offering Proceeds	$2,500,000	100.0%	$12,500,000	100.0%	$18,750,000	100.0%	$25,000,000	100.0%

*less than 1%

(1)	Includes costs incurred by CFS.

(2)	Includes acquisition fee payable to CFS which will be immediately deducted upon acquisition of Receivables.

BUSINESS

     The following discussion should be read in conjunction with the financial statements and accompanying notes, which appear elsewhere in this prospectus.

     Our company is a Delaware limited liability company formed on January 8, 2004, and we intend to initiate our business with the proceeds of this offering. Our primary business will be to purchase, collect, resell and otherwise deal in previously charged-off consumer debt Receivables under credit card charges or consumer loans which were mostly originated through commercial banks. A large portion of the Receivables is expected to be charged-off credit card Receivables. The purchase price for such Receivables typically reflects a deep discount from their face value. Often the price will be in the range of 1% to 8% of face value depending on various factors analyzed by our Servicer described herein. The capital to finance our business will come from the net proceeds of the Units and sales and revenue from Receivables collections and resales.

     We plan to deposit most of the net proceeds of this offering in a Receivables account set up by our company. We will instruct CFS to purchase, collect and resell Receivables on behalf of our company in consideration for certain fees described later in this prospectus. CFS is a Receivables servicing firm based in Austin, Texas, and has conducted this business since 1996.

     CFS will act as purchasing agent of Receivable accounts for our company. We will hold title to all of the Receivables purchased and each Receivables account will appear on our financial statements. We will own specific accounts, not an undifferentiated share of a pool of assets. In the event that more than one purchaser participates in a specific portfolio, the accounts within the portfolio are allocated randomly by computer program among the purchasers.

Market for Consumer Receivables

     The term “consumer receivables” generally refers to debt obligations of individuals resulting from the purchase on credit of goods and services for personal consumption. This includes credit card transactions and bank, retail and other loans to purchase appliances, furniture, automobiles, boats and other consumer goods and services. Over the past few years, American consumers have incurred substantial consumer debt with increasing frequency and magnitude.

     The collection of debt has existed as long as credit has been extended. The organized selling of non-performing consumer debt in packages or portfolios, however, is a more recent development. It was not until the Federal Savings and Loan Insurance Corporation (FSLIC), Federal Deposit Insurance Corporation (FDIC) and Resolution Trust Corporation (RTC) began selling the assets of failed banks and thrifts that the secondary markets for distressed debt began to develop significantly. As these secondary markets grew and the sale of government assets dissipated, the distressed debt buyers began seeking out other markets, such as the credit card industry, for a new source of debt. As reported by the Nilson Report (Number 792, July 2003), in 1995, distressed debt buyers purchased about $4.38 billion (face amount) of credit card debt. The same publication reports that the amount had grown to $27.61 billion by the year 2000, and exceeded $46 billion in 2002. The same issue of the Nilson Report projects sales of credit card debt to approach $125 billion in the year 2010. Some of this debt is sold as single transaction sales, and some is sold in “forward flow” arrangements in which the seller and buyer agree to transact a specific quantity of debt periodically at a fixed price.

     According to the Federal Reserve Statistical Release (G.19 Release – Consumer Credit, January 8, 2004), the total amount of consumer credit outstanding in the United States at the end of November 2003, was about $1.994 trillion. This figure takes into account both revolving and non-revolving credit extended to individuals, primarily for purchasing goods and services for their personal use. Of this amount, about $738 billion is revolving debt, primarily credit card debt.

     The Nilson Report cited above also reports that during the year 2002, about 6.7% of outstanding credit card balances were charged-off by the credit originator as uncollectible, and that the percentage of charged-off accounts being sold had risen from about 7% in 1995 to about 17% in 2000, with the rate projected to increase to 33% by the year 2010. In general, the issuers attempt to collect this delinquent debt prior to charging it off. In addition to attempting to collect the debt with the issuers’ internal collection departments, many accounts are placed with either collection companies or collection attorneys. Even after charging the debt off, the issuer may place the accounts with collection companies or attorneys for additional collection efforts. This debt may be placed with none, one, two, three or more outside collectors prior to being sold.

     The purchase price of unsecured, non-performing debt largely depends on the length of time the debt has been past due, how many agencies have previously tried to collect it, and other factors. The experience of CFS is that pricing ranges from a low of less than $.01 per dollar of face value to a high of $.08+. Some debt issuers are willing to sell on a “forward flow” basis, meaning that they agree to sell a specified volume of debt with an agreed upon frequency for a pre-determined price. Forward flow prices are typically a bit less than the prices for single purchases because of the guaranteed nature of the transaction.

     The sale of distressed debt nets issuers a relatively low rate of return on their portfolios, with selling prices falling within the range noted above. Still, such sales provide immediate liquidity in lieu of the two-three year delay the continued collection efforts by the issuer would entail. Furthermore, the issuer enjoys a reduction in administrative expense when the accounts are sold.

     There are several reasons that the distressed debt industry has grown as rapidly as it has. Primary is the fact that consumers in the United States continue to borrow money in ever-increasing amounts. Since the proportion of total debt going into default has remained relatively constant or has grown slightly, the dollar volume of charge-offs has risen.

     The Nilson Report (Number 751, November 2001) indicated that, at the end of the year 2000, there were about 158 million cardholders in the United States, holding about 1.44 billion cards, or more than nine cards per cardholder, on average. That same publication notes that the outstanding balance per cardholder at that time was about $4,300, or about $470 per card. It is clear that consumers are active users of credit card debt. The same issue of the Nilson Report also reported a purchase volume of $1.247 trillion on credit cards in 2000, and projects this to rise by $2.613 trillion by the year 2010.

     Management believes this ever growing volume of consumer debt is the feedstock for the distressed debt industry. The July 2003 Nilson Report projects credit card charge-offs of approximately $93 billion annually in the year 2010. It is important to keep in mind that these statistics refer only to credit card debt. The Federal Reserve Statistical Release cited above indicated that in November, 2003, the non-revolving consumer debt totaled more than $1.2 trillion, and a substantial portion of that non-revolving debt is charged-off and sold annually as well.

     Our company believes that there are many types of distressed financial portfolios that are available for purchase. These assets have normally been charged-off as losses due to the debtor’s delinquent payment histories and are usually held by lenders as off balance sheet assets. Typically, loans or accounts sold by the originating lenders are sold in bulk portfolios that vary in size from tens of thousands to hundreds of millions of dollars in outstanding principal balances. These portfolio sales will usually consist of a large quantity of charged-off credit card contracts, automobile deficiencies, secured and unsecured consumer installment loans, commercial loans, student loans, as well as other forms of indebtedness. Although only a small percentage of the total outstanding principal balances of most portfolios purchased can be collected, some can be purchased at discounts sufficient enough that, coupled with aggressive servicing efforts, a profit can be realized. In addition, our company, itself, may attempt to sell certain acquired portfolios, or portions thereof, to various third parties. Profits from such sales will, in turn, be used to acquire additional assets for our portfolio.

     In addition to purchasing assets from federal and state banking and savings and loan institutions, CFS will consider other sources for purchasing distressed or discounted assets. These sources may include finance companies, hospitals, collection agencies, insurance companies, credit unions, communications companies, the FDIC and other businesses with accounts receivable. Consumer loans are typically packaged together and usually consist of automobile loans, unsecured loans, and home equity backed lines of credit as well as credit cards. The primary composition of the bid packages is non-performing loans with several months’ delinquencies.

     Our approach will be to purchase portfolios of charged-off loans from financial institutions at a deep discount and determine which of the loans to collect and which to resell. Of the loans retained for collection, we will attempt to settle the accounts, generally at discounts from the full amount owed. In some cases, payment plans might be arranged so that the debtors can make payments over time.

Acquisition of Receivables

     We will invest in charged-off consumer receivables. Currently this principally includes:

▪	credit card accounts;

▪	consumer loan accounts;

▪	automobile deficiency accounts; telecommunication accounts; and

▪	payday loan accounts (created when a person borrows small amounts of money against future paychecks).

     The common characteristic is that these are consumer accounts (or small business credit card accounts guaranteed by the owners), and that they have been charged-off by the issuer, usually in accordance with banking or similar regulations, and/or industry practices. We intend to focus on purchasing these accounts because CFS believes, based on its operating history, that we should be able to collect more than three times the cost of the accounts. However, we will limit the amount and value of payday loan amounts we acquire so not to exceed 25% of our assets.

     Typically, a bank credit card issuer will attempt to collect on a delinquent account in-house for a period of approximately 180 days. It will “charge off” the debt on its books and either place the debt with a collector or sell the Receivable to a purchaser such as our company at a price that reflects a deep discount on the Receivables face value. Banks typically do this to gain liquidity and reduce collection expenses. A large amount of these charged-off Receivables regularly become available for purchase in the market at reasonable prices. Such Receivables typically are sold as part of large portfolios that require a significant degree of analysis and valuation prior to negotiating the purchase price with the seller.

     The analysis, valuation, negotiation and purchase of portfolios will be undertaken by our management, with the assistance of CFS and its affiliates. Under our operating agreement, our management will engage CFS to locate and assess the fair value and price for Receivables being considered for potential purchase using comprehensive statistical information furnished by each seller of Receivables. We will typically consider the following factors in assessing Receivables being reviewed for potential purchase using proprietary computer software to assist in our assessment of Receivables:

(1)	The particular nature and characteristics of the seller and its consumer debt policies and programs.

(2)	The type and age of the Receivables.

(3)	The quality of the records underlying the Receivables.

(4)	The collateral securing payment of the Receivables, if any.

(5)	Economic conditions prevailing in the regions in which debtors are located.

(6)	Skip tracing (physically locating a debtor and convincing the debtor to pay) and other tracing resources that may be available.

(7)	Applicable collection regulations and available creditor’s remedies.

(8)	Access to courts for legal action.

     After we review the facts and negotiate an acceptable purchase price, then a purchase contract will be signed to close the purchase with the purchase price paid in cash. The purchase contract will typically include appropriate representations and warranties of the seller as to certain characteristics of the Receivables sold. It will also contain appropriate buy-back provisions under which a particular Receivable may be required to be repurchased by the seller for a full refund of its original purchase price if it does not measure up to the standards under the seller’s representations and warranties. An acquisition fee determined by our management of up to 5% of the purchase price of Receivables purchased will be paid to CFS for its services in our acquisition of Receivables.

     CFS usually purchases on behalf of its clients very large, nationwide portfolios of debt directly from the issuers. These portfolios, which have a face value of several million dollars or more, cost hundreds of thousands of dollars. Collectors and/or collection law firms are typically not interested in such large portfolios because the aggregate cost is too high and most of these firms only collect in a limited number of states. On behalf of its clients, CFS purchases the nationwide portfolios, removes those accounts where the debtor is deceased, has filed bankruptcy or where such account is otherwise uncollectible, returns those accounts to the issuer for credit, and contracts for collection and/or resale of the remainder.

Collection of Receivables

     We will direct CFS, through TxCollect, Inc., (a wholly-owned subsidiary of Collins Financial Services USA, Inc., the sole shareholder of CFS) to coordinate collection efforts for our Receivables on a contingent fee basis. We will pay CFS a contingency collection fee of up to 50% of funds actually collected.

     CFS uses several techniques in its effort to maximize value from portfolios of charged-off debts, including traditional collection techniques and highly advanced electronic skip tracing and utilization of credit bureau files to locate debtors. Once located, and depending upon circumstances, the debtor is offered the opportunity to settle the debt for a fraction of the total owed. This gives the debtor the opportunity to convert a charged-off balance from his or her Credit Bureau Report, to a “Settled” balance, and to do it at a discount. With respect to accounts actually settled at this stage of the collection process, CFS indicates that it averages a recovery of slightly more than 50% of the amount owed. There is no assurance that CFS’ results on behalf of our company will be similar to, or better or worse than, the results previously experienced.

     CFS also evaluates accounts placed for collection to determine whether they might be “suit-worthy.” If, for example, the debtor lives in a state that permits garnishment of wages, or if the debtor owns real estate, it might make sense to file a lawsuit to maximize recovery.

     CFS also maintains a legal outsourcing department, headed by an experienced collection attorney. This department has established a nationwide network of collection law firms with which appropriate debt is placed. These law firms are required to make a traditional collection effort, and if that fails, to file suit. The resulting settlements and judgments provide a valuable source of revenue.

     After all of its sales and collections efforts have been exhausted, some accounts will remain. CFS has contacts among “retreaders” who will buy such accounts, typically for less than $.005 per dollar of face value.

     CFS collection activities have historically been pursued for as long as reasonably required in the judgment of CFS, which range from a few months to several years. Our determination of actual time spent pursuing collection on our Receivables will depend upon how successful CFS is in locating the debtor, and upon the debtor’s individual circumstances. Furthermore, if CFS obtains a judgment on a debtor, the satisfaction of that judgment might take several years. Once we determine our collection efforts are exhausted we will instruct CFS to re-sell the accounts. CFS typically sells a large portfolio of these accounts, usually on an annual basis to purchasers who pursue alternative collection methods.

Sale of Receivables

     CFS has an eight-year track record in reselling charged off Receivables. During that time, CFS has built a customer base of more than 400 customers (including debt collection law firms) who purchase debt from CFS.

     CFS’s internal sales staff constantly contacts prospective buyers. Not all of the Receivables purchased by CFS are suitable for resale, and many of those Receivables are placed with TxCollect, Inc. for collection as noted above. We will pay CFS a sales fee of up to 20% of gross proceeds from the sale of Receivables attributable to the efforts of CFS.

Basis for Determination to Collect or Sell

     When a portfolio is evaluated for possible purchase, we will analyze the portfolio based on certain criteria, including but not limited to the identity of the original issuer of the debt, the average balance of the accounts, the number of times the accounts were placed for collection prior to sale and the geographic distribution of the accounts. Then, probable pricing of such sales is reviewed to determine whether reselling all or a portion of the portfolio at that time provides optimal benefit to the investors. If the decision is to conduct re-sales, accounts segregated by state, will be placed with the reselling department of CFS. As might be expected, these state-specific needs vary from time to time based on state law and experience. CFS has a well-developed clientele of about 400 purchasers to whom accounts are marketed. Accounts that are not selected for immediate resale (usually in less than 90 days) are usually placed with TxCollect for collection. These accounts are continually reviewed for placement with CFS’s attorney network for legal action.

CFS Services under our Limited Liability Company Operating Agreement

     CFS will provide assistance in buying, collecting and reselling receivables for the account of our company as described in this prospectus. For our Receivables business, we will maintain an account with a financial institution to accomplish our objectives. We must approve in advance any Receivables portfolio purchases.

     Substantially all of the net proceeds of this offering will be used to purchase Receivables which we will manage with the assistance of CFS. In consideration for the services of CFS, we will pay certain fees to CFS as follows:

(1)	An “Acquisition Fee” in an amount we deem to be appropriate, but in no event to exceed 5% of the purchase price of Receivables identified by CFS and acquired for our account paid simultaneously with the acquisition of such Receivables.

(2)	A “Sales Fee” in an amount we deem appropriate, but in no event to exceed 20% of the gross proceeds received for our account (whether paid in cash or property other than cash) resulting from the efforts of CFS from or with respect to the sale, on a retail or wholesale basis, of Receivables from our account, payable immediately upon receipt of such proceeds on behalf of our account.

(3)	A “Collections Fee” in an amount we deem appropriate, but in no event to exceed 50% of the gross proceeds received for our account (whether paid in cash or property other than cash) resulting from efforts of CFS to collect the Receivables owned by our account (other than as a result of third party collection efforts). The Collections Fee shall be payable immediately upon receipt of such gross proceeds.

     It is not practicable to determine the percentage of each dollar invested from the proceeds of this offering by CFS which will go toward fees payable to CFS because other than the 5% acquisition fee, all other fees are subject to sales and collections. We believe, however, that the fees payable to CFS are industry standard and we, in our sole discretion, will determine the amounts payable to CFS based upon industry standards, which factor in the type of Receivable acquired, sold or collected.

     The term of the services of CFS will continue until our eventual dissolution; however, our company, without cause, for any reason, commencing three years after the effective date of this prospectus, may terminate CFS’s right to receive fees at any time, by giving 90 day written notice of termination to CFS. If we terminate CFS, it will be entitled to all fees earned prior to the effective date of termination.

     Upon our liquidation, CFS, as our Class B member, will also be entitled to additional proceeds. These proceeds are described in this prospectus under “Description of Units and Summary of operating agreement – Liquidation Rights”.

Competition

     The charged-off Receivables business is highly competitive and we expect that competition from new and existing competitors will intensify. We compete with a wide range of third-party collection businesses and other financial services companies, some of which may have substantially greater personnel and financial resources than our company. We may experience competition in acquiring Receivables, including competition from purchasers with substantially greater resources than us and purchasers with existing and ongoing relationships with bank issuers of credit cards and other providers of credit whose charged-off debt is already spoken for in accordance with those relationships.

     We currently face significant competition from other entities with greater financial resources and longer business histories than our company. A partial list of our competition includes: Accounts Portfolios, Capital One, Inc., Oliphant Financial and CollectAmerica. With respect to the collection of Receivables, we compete with thousands of collection agencies across the United States. The largest of these collection agencies such as OSI, GC Services, NCO Financial Systems, and JDR Recovery have access to significantly more capital than our company.

Government Regulation

     The relationship of a debtor and creditor is extensively regulated by federal and state consumer protection and related laws and regulations. Such laws include the Fair Debt Collection Practices Act, Federal Truth-In-Lending Act, Fair Credit Billing Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, and Gramm, Leah, Bliley Electronic Funds Transfer Act, (and various federal regulations which relate to these acts), as well as applicable, comparable statutes in the states in which customers reside or in which the issuer of the credit card is located. Certain of these laws apply to us and CFS and failure to comply could have a material adverse effect on us. Certain laws may limit our ability to collect amounts owing with respect to Receivables, regardless of any act or omission on the part of us or our agents. No assurance can be given that any indemnities received from the sellers of the Receivables will be adequate to protect us from losses on the Receivables or liabilities to customers.

     While the purchase and sale of Receivables is not currently regulated by any governmental agency, the debt collection industry is regulated under various United States federal and state laws and regulations. New laws may require that our company and any third party be licensed as a debt collection company. If we were unable to comply with any applicable laws and regulations, it could result in the suspension or termination of us and/or any third party agent’s ability to conduct debt collection activities. This would have a material adverse effect on the operations of our company. In addition, new federal, state or local laws or regulations, or the way in which these laws or regulations are interpreted, could limit our activities in the future or significantly increase the cost of regulatory compliance. Further, Federal and state laws may limit our or CFS’ ability to recover and enforce Receivables regardless of any act or omission on our or CFS’ part. Some laws and regulations applicable to credit card issuers may preclude CFS from collecting Receivables where the card issuer failed to comply with applicable law in generating or servicing the Receivables. While Receivables acquisition contracts typically contain provisions indemnifying for losses due to the originating institution’s failure to comply with applicable laws and other events, there is no assurance that any such indemnities will be adequate to protect us from losses on the Receivables or liabilities to customers.

     Additional consumer protection laws may be enacted that could impose requirements on the enforcement of, and collection on Receivables. Any new laws or rulings that may be adopted, and existing consumer protection laws, may adversely affect the ability to collect on the Receivables.

Properties

     Our business office is located at 2101 W. Ben White Blvd., Suite 103, Austin, Texas. Our lease of these premises is pursuant to an oral agreement with CFS and is on a month to month basis. We currently occupy this space at no cost.

Employees

     Except for our managers, we will not have any employees. Administrative, clerical and accounting functions will be contracted out on an as-needed basis.

Legal Proceedings

     We are not a party to any legal proceedings, and we are unaware of any contemplated actions against us. From time to time, CFS is involved in various legal proceedings which are incidental to the ordinary course of its business. CFS regularly initiates lawsuits against consumers and is occasionally countersued by them in such actions. Also, consumers occasionally initiate litigation against CFS, in which they allege that CFS has violated a state or federal law in the process of collecting on their account. CFS does not believe that these routine matters represent a substantial volume of its accounts or that, individually or in the aggregate, they are material to its business or financial condition.

PLAN OF OPERATIONS

Overview

     Assuming the receipt of either the minimum or maximum offering, management believes that we can satisfy our cash requirements for in excess of 12 months from the date of this prospectus. We do not anticipate undertaking any research and development. Furthermore, we do not expect to purchase any significant materials nor equipment, as our company will rely on the services of our managers and CFS. Management does not believe that there will be any significant change in the number of employees. The following describes our plan of operations following the closing of the minimum offering.

     Upon receipt of the minimum proceeds and during the first quarter of our operations, we will deposit most of the net proceeds in a Receivables account at an independent financial institution. At or about the same time, we will, through the assistance of CFS, commence our analysis, valuation and negotiation of the acquisition of portfolios of charged-off Receivables. Once our analysis is complete and an acceptable purchase negotiated, a purchase price will be executed and the purchase price paid in cash. This process is typically completed in less than two weeks from the commencement of the analysis. As additional net proceeds are received, this process will be repeated. The types of portfolios that we purchase may appear in the market on a somewhat ad hoc basis. Consequently, investor funds may be held in our bank account for several weeks pending the next purchase. With respect to the purchase of Receivables, we will pay CFS an Acquisition Fee of up to 5% of the purchase price of the Receivables. The cost of the Receivables ranges from 4.5 cents to 9 cents depending on various factors. Depending on the amount of net proceeds, we will purchase 15 – 25 portfolios. Except for the Acquisition Fee paid to CFS, we will not incur any additional expenses in connection with the acquisition of Receivables.

     Continuing during the first quarter and following the acquisition of the portfolio we remove those accounts where the debtor is deceased, has filed bankruptcy or where such account is similarly uncollectible. These accounts are returned to the seller of the portfolio for a credit against the purchase price. As to the retained portion of the portfolio, we thereafter make a determination to proceed with collection and/or resell the remainder. We will not incur any expenses in connection with these activities. We anticipate reselling 25% of the portfolio and seeking collection on the balance.

     Commencing in the second quarter, we will resell certain portfolios. We expect the portfolios to be sold within 120 – 150 days of purchase. We will pay CFS a sales fee of up to 20% of the gross proceeds. We will not incur any other expenses in connection with the resale of the portfolios. Funds generated from these sales are reinvested in new portfolios.

     Our collection efforts, which also begin in the second quarter, initially involve attempting to locate the debtor and providing the debtor the opportunity to settle the debt. If the debt is not otherwise settled and the debtor located, an evaluation is made to determine if the account is suit-worthy. Suit-worthy accounts are then outsourced to collection law firms that pursue legal remedies such as wage garnishments and securing judgments. Collection activities can last as long as four to five years on each portfolio. Costs associated with the collection effort are paid by CFS.

     We intend to continue to purchase Receivables until approximately the end of the fourth full year following the receipt of proceeds from this offering. A collection fee of up to 50% of the gross proceeds will be paid to CFS. We will not incur any other costs of collection. After the fourth anniversary of the receipt of the proceeds, we intend to begin selling our assets and distributing all net available cash to our members in accordance with the operating agreement.

     For the balance of the first year of operations, we will continue our collection efforts as to the retained portion of our existing portfolios. We will continue to reinvest all funds generated from the sales of portfolios or from collections. In addition, as we continue to receive additional proceeds from this offering, we will commence our analysis, valuation and negotiation of the acquisition of portfolios and thereafter engage in the activities described above with respect to the first quarter and second quarter of our operations.

Costs and Expenses of Purchasing Receivables

     The cost of consumer debt portfolios is determined by various factors. Among others, these factors include whether the account has been placed with a collection agent, the quality of the creditor and the demographics to which the account was originally marketed. Over the past 12 months, management has found that “fresh accounts,” or accounts that are purchased before having been placed with, and recalled from, a collection agency are selling in a range of about 6 cents — 9 cents per dollar of face value. Accounts which have been placed with and recalled from one collection agency have generally traded in a range of 4.5 cents — 7 cents per dollar of face value over the past 12 months. As the number of placements increases, with a usual cap of four placements, the market value of the debt decreases.

     CFS routinely evaluates portfolios being offered for sale as a part of its ongoing business. This requires the use of proprietary portfolio evaluation software, as well as a due diligence review procedure involving one-on-one contact with the seller. These services will be provided to us without charge, although certain of the expenses of CFS for these procedures will be passed along to us through the acquisition fee when CFS advises us on the purchases of Receivables. During the next 12 months we anticipate that we will purchase between 30 and 50 receivable portfolios with the assistance of CFS. Our total cost and expense for the purchase of the Receivable portfolios will be the market price of the portfolios plus the Acquisition Fee payable to CFS. We will pay these costs from the proceeds of this offering.

Collection and Reselling Efforts

     When we purchase a portfolio, we will divide it into accounts destined for resale and accounts destined for the collection process. This division will be determined by us with advisement from CFS using current resale market conditions, pricing, and depending on the location of the debt, prior experiences relating to state specific creditor and debtor regulations. Historically for CFS over the past 2 years, 25% of the accounts are designated for resale and 75% are designated for collection. CFS has typically re-sold portfolios within 120-150 days after the purchase of the accounts, at markups over the purchase price of 30-40%. There is no assurance that we will obtain similar markups or averages. Under our operating agreement, we will pay CFS a sales fee of up to 20% of the gross proceeds from the sale of Receivables.

     The collection portion of the portfolio requires more time to begin generating revenue, and the portion of the collection portfolio that is assigned to the network of attorneys for legal action requires still more additional time. The costs associated with collection efforts will be paid by CFS and include, but are not limited to, attempts to locate the debtor and to contact the debtor; settlement negotiation; and legal outsourcing.

     CFS typically pursues collection activities for as long as 4 to 5 years on each portfolio. When we determine that all meaningful collection efforts have been exhausted and the returns on a portfolio are limited we will, with the advice of CFS, package and sell the remaining Receivables. CFS has historically repackaged and sold these Receivables on average once a year, generally for prices of 50-80 basis points per dollar of face value. There is no assurance that we will obtain similar markups or averages. We intend to reinvest the funds generated by these sales, if any, into new portfolios.

MANAGEMENT

     Following are the names and ages of the managers of our company:

Name	Age	Position
Walt Collins	60	Chief Executive Officer
Larry Vasbinder	37	Chief Financial Officer
Gary E. Wood, Ph.D.	60	Secretary

     Our managers above were appointed under our operating agreement. They shall serve until the earlier of their resignation, removal or death. In the event a manager breaches his fiduciary duty to our company or our members, or otherwise acts in a manner detrimental to our company, the other managers shall have the right to take such actions as may be required to remove him in accordance with the provisions of Delaware law and our operating agreement. CFS, as our Class B member, has the right to elect new managers to replace any manager that has resigned or was removed or has left the company for any other reason. Our managers also serve as our executive officers.

Walt Collins. Since 1996, Mr. Collins has been the Chairman of the Board and Chief Executive Officer of CFS. In the early 1980’s Mr. Collins worked as a consultant to numerous financial institutions and he assisted in the securitization, sale and restructuring of their mortgage portfolios. In 1985, he joined Capitol Securities Group in Austin, Texas, as the partner in charge of Mortgage-Backed Securities Trading and Research. In 1989, Mr. Collins was instrumental in the formation of Capitol’s Structured Finance Division. Additionally, he represented Capitol Securities in numerous seminars, and tutored new bank examiners on investment topics at the request of the State Banking Department. Mr. Collins left Capitol in the fall of 1993 to develop an asset management firm and act as investment banker and institutional marketing director for a member of the collection and recovery industry where his primary responsibilities were in structured finance and the raising of venture capital. In 1996, Mr. Collins developed CFS to bring the opportunities of the distressed debt industry, previously limited to major capital outlays, to those who prefer to purchase in lesser increments. Mr. Collins has served as a director of the Bank of the West in Austin and the Texas Research League. He is now President of the Board of Travis County Texas Municipal Utility District No. 5.

Larry Vasbinder. Mr. Vasbinder has served as Chief Financial Officer of CFS since 1998. He has served as Chief Operating Officer of CFS since 2000. He has also served in senior management for TxCollect, Inc., a Texas corporation with its principal office located in Austin, Texas. He started his career with three years of service in the tax department of the Austin office of KPMG Peat Marwick (1991 to 1993). Subsequently he spent five years as Controller for Bradley Development, a real estate development company based in Austin, Texas. Mr. Vasbinder graduated with honors in 1989 from Baylor University with a B.B.A. degree, and received his M.B.A. from Baylor in 1990.

Gary E. Wood, Ph.D. Dr. Wood served as Executive Vice President of CFS from April 1997 through January 2001. Since January 2001 he has served as president of CFS. He has also served in senior management for TXCollect since 1997. He served with the U.S. Air Force and the Central Intelligence Agency (from 1968 to 1971); served as Staff Economist for Senator John Tower (1980 to 1982); was named Chief Economist of the Republican Policy Committee, U.S. Senate (1981 to 1982); was a Finance Professor and Director of Governmental Affairs at Baylor University (1979 to 1980; and is former two term Director of the Federal Reserve Bank of Dallas. He also served as a member of the Regional Advisory Oversight Board of the R.T.C., and was appointed by President Reagan to the board of the Harry S. Truman Scholarship Foundation. Prior to joining CFS, Dr. Wood served as President of the Texas Research League. He earned his Ph.D. in Banking and Finance from the University of Texas at Austin. Dr. Wood also served as a director of Boundless Corporation, which filed for Chapter 11 protection in the Eastern District of New York under file number 03-81558. Since 2001 he has served in various capacities for the Debt Buyers Association.

Committees

     Our Audit Committee, Compensation Committee and Nominating Committee will consist of the members of our board of managers. None of these individuals qualify as independent.

Manager Compensation

     None of our managers shall be compensated. However, we may reimburse all of our managers for reasonable out of pocket expenses incurred in carrying out their duties as managers as these expenses are incurred, subject to a maximum of $5,000 per year per manager. In addition, all of our managers serve as officers of CFS. Under our operating agreement, we will pay CFS certain fees. Messrs. Collins, Wood and Vasbinder currently receive annual salaries from CFS.

Compensation of CFS and its Affiliates

     We will pay CFS significant fees in consideration for the services it provides to us under our operating agreement. These fees are as follows:

(1)	An “Acquisition Fee” in an amount we deem to be appropriate, but in no event to exceed 5% of the purchase price of Receivables identified by CFS and acquired for our account paid simultaneously with the acquisition of such Receivables.

(2)	A “Sales Fee” in an amount up to 20% of the gross proceeds received for our account (whether paid in cash or property other than cash) resulting from the efforts of CFS from or with respect to the sale, on a retail or wholesale basis, of Receivables from our account, payable immediately upon receipt of such proceeds on behalf of our account.

(3)	A “Collections Fee” in an amount up to 50% of the gross proceeds received for our account (whether paid in cash or property other than cash) resulting from efforts of CFS to collect the Receivables owned by our account (other than as a result of third party collection efforts). The Collections Fee shall be payable immediately upon receipt of such gross proceeds.

     All of our managers receive salaries from CFS. Mr. Collins currently receives an annual base salary of $300,000. Dr. Wood currently receives an annual base salary of $240,000 and Mr. Vasbinder currently receives an annual base salary of $240,000. The executives also receive certain performance bonuses, payable at the discretion of the board of directors of CFS. Historically, CFS has paid bonuses to its executives to reward revenue growth, increased profitability, new acquisitions and new business development.

Conflicts of Interest

     As described throughout this prospectus, our managers are also officers and directors of CFS and CFS also provides management services to other entities, including certain of its affiliates. These relationships require CFS to dedicate significant time and resources to these entities and obligate CFS to acquire for itself or others or to advise us in the acquisition of Receivable portfolios. As such, a conflict of interest may exist between CFS and us. While we do not believe that the potential conflicts will give rise to any significant benefits or detriments relating to the cost or composition of a portfolio, it is possible a determination will have to be made as to which entity will acquire a Receivables portfolio. Such determination will be made by CFS and the managers based upon the acquiring entity availability of funds and overall portfolio composition.

Fiduciary Duties of our Management

     Our managers owe a duty of loyalty to us and are not entitled to any improper personal benefits. Our operating agreement specifically provides that our managers shall not be liable to us for any services performed on our behalf except to the extent that a judgment or other final adjudication adverse to such person establishes that such liability arose from a breach of duty of loyalty, an act or omission involving intentional misconduct or a knowing violation of law, payments or distributions in violation of the Delaware General Corporation Law or the

Delaware Limited Liability Company Act or any transaction in which a manager derived improper personal benefits.

Indemnification of Managers

     Our operating agreement provides that our managers may be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of our company, and further permits the advancing of expenses incurred in defense of claims.

     To the extent indemnification for liabilities arising under the Securities Act may be permitted to managers and directors or other persons controlling the company under these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Our operating agreement provides for CFS to provide us with specific services on a fee for services basis. which shall be on terms no less favorable than could be obtained from an unaffiliated third party and which shall be approved by a majority of the Managers. All of our managers are affiliates of CFS. Specifically, Walt Collins serves as the chairman of the board and chief executive officer of CFS. The sole shareholder of CFS is Collins USA. Mr. Collins is a majority shareholder of Collins USA. Dr. Wood currently serves as president of CFS and is a minority shareholder of Collins Financial Services USA. Mr. Vasbinder currently serves as chief financial officer and chief operating officer of CFS and is also a minority shareholder of Collins USA.

     All of our managers receive salaries from CFS. Mr. Collins currently receives an annual base salary of $300,000. Dr. Wood currently receives an annual base salary of $240,000 and Mr. Vasbinder currently receives an annual base salary of $240,000. The executives also receive certain performance bonuses, payable at the discretion of the board of directors of CFS. Historically, CFS has paid bonuses to its executives to reward revenue growth, increased profitability, new acquisitions and new business development. For 2002, Mr. Collins received a bonus of $100,000 and Messrs. Wood and Vasbinder each received a bonus of $25,000. For 2003, Mr. Collins received $200,000 and Messrs. Wood and Vasbinder each received $50,000. These executives have recently entered into three year written employment agreements with CFS which provide for the same compensation terms disclosed above.

     Collins USA has formed two limited partnerships in which it has acquired the general partnership interest. For each of these limited partnerships, CFS provides management services. Additionally, CFS and TxCollect provide acquisition, collection and sale services to the limited partnerships as governed by the limited partnership agreements. The limited partnerships are structured so that after the limited partners receive a target return of capital, the remaining profits of the limited partnership are shared between the general partner and the limited partners. These limited partnerships are considered related parties. A summary of the Collins USA’s investment in related party partnerships is as follows as of December 31, 2003:

		Contractual
		Principal Balance	Carrying Amount of
	Carrying Amount of	Under Management	Managed Assets
Partnership	Investment	(Unaudited)	(Unaudited)
Partnership Interests:
IRF Capital Fund III, L.P.	$1,000	$19,052,052	$532,424
TxCollect/Thrift I, L.P.	37,326	389,069,908	5,835,369

     CFS is our sole Class B member, which may entitle it to substantial distributions upon our liquidation. Upon our liquidation, CFS maybe entitled to significant proceeds under the terms of our operating agreement. Pursuant to the operating agreement, CFS shall be entitled to all remaining proceeds following our liquidation after: (1) payment of our debts and other liabilities; (2) payment of our incurred and expected expenses of liquidation; (3) the establishment of a reasonable reserve for contingent or unknown liabilities; (4) payment to the investors an amount up to their unpaid Investment Return of each investor in proportion to each of their unpaid Investment Return and (5) payment of any capital account balance of the investors in proportion to their capital account balances.

     CFS has incurred the cost of organizing our company and has incurred the legal fees and other out of pocket costs related to this prospectus and offering. Should this offering be completed, it is anticipated that we would reimburse CFS for the costs incurred. At June 30, 2004, costs incurred by CFS totaled $159,369. Costs will be repaid without interest.

     We currently lease our executive offices on a month to month basis at no cost under an oral agreement with CFS.

PRINCIPAL MEMBERS

     We have not issued any Class A membership units prior to the date of this prospectus. The following table contains information about the beneficial ownership of our company for each member known by us to own beneficially more than 5% of our Units; each of our managers; and all managers as a group. Our managers do not own any Class A units and do not intend to purchase any Class A units under this offering.

     The address for each beneficial owner is 2101 West Ben White Boulevard, Suite 103, Austin, Texas 78704.

	Units Beneficially		Percentage of Units
Name of beneficial owner	Owned(2)		Beneficially Owned(2)
Walter A. Collins(1)	1	(2)	100%
Gary E. Wood	0		—
Larry Vasbinder	0		—
Collins Financial Services, Inc.	1	(2)	100%

All managers as a group (3 persons)	1	(2)	100%

*Less than 1%.

(1) Walt Collins has voting control of CFS. Beneficial ownership is determined in accordance with the rules of the SEC.

(2) Represents a Class B unit.

(3) We are manager managed. Voting control of our company is held by our managers. All of our unit owners have limited voting rights as provided under our operating agreement. Our Class B member and our Class A members have the same voting rights, except for rights provided to our Class B members to appoint a manager to replace any manager that has been removed, resigned or can no longer serve as a manager of our company for any reason.

DISTRIBUTION POLICY

     Our operating agreement provides for the payment of non-guaranteed quarterly distributions from Net Available Cash equal to a non-compounded, cumulative 10.25% per annum return, beginning with the ending of the first complete fiscal quarter following the closing of the minimum offering and continuing until we are liquidated. The 10.25% annualized return is the maximum return to investors in this offering and there is no guarantee investors will receive any or all of this return, nor that investors will receive a return on their original investment. We define Net Available Cash in our operating agreement, and it generally means, for each calendar year, the cash available for distribution to the members after payment of all required fees and other expenses incurred in connection with the operation of our company.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the material United States federal income tax consequences of an investment in the Class A units is based on the advice of Adorno & Yoss, P.A., counsel to our company. No rulings have been sought from the IRS with respect to any of the tax matters discussed herein and there is no intention to seek any such rulings. Accordingly, no assurances can be given that the IRS will not challenge the tax treatment of certain matters discussed herein, or, if it does challenge the tax treatment, that it will not be successful.

     This summary of the material United States federal income tax consequences for United States persons (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) is based upon the Code as presently in effect, rules and treasury regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, treasury regulations, administrative interpretations or court decisions will not significantly change these authorities (possibly with retroactive effect). A detailed discussion of the various tax issues affecting our company and each investor is outside the scope of this discussion. Consequently, each investor is advised to discuss with his or her tax advisor the impact of these issues on an individual income tax basis and how these issues may affect his or her investment in our company.

     1. Treatment as Equity Interests in a Partnership. It is the opinion of counsel that the Units should be treated as equity in our company and not as indebtedness for United States federal income tax purposes. In addition, upon executing our company’s operating agreement, each investor will agree to treat their interests in our company as an equity interest and will be admitted as a partner in our company. In the event the Units were treated by the IRS as indebtedness rather than equity in our company, the U.S. federal income tax consequences of holding the Units would likely be different from those consequences discussed below.

       Counsel is not able to provide an opinion that the Units will be treated as equity in our company due to the fact that there are no set definitions of what constitutes debt and what constitutes equity for United States federal income tax purposes. Rather, the IRS and courts look at numerous factors when making such determinations. As a result, it is not always possible to state with complete certainty that a particular interest in a company will be treated as equity for United States federal income tax purposes.

     2. Treatment as a Partnership for Tax Purposes. Treatment of our company as a partnership for United States federal income tax purposes and not as an association taxable as a corporation is essential to preclude the imposition of United States federal income tax on the profits of our company. If, for any reason our company were classified as an association taxable as a corporation, our company would be subject to United States federal income tax on any taxable income it may earn at regular corporate tax rates and the investors would be taxed as shareholders in a United States corporation. Any such treatment would severely limit the after-tax return to an investor purchasing a Units(s).

     Regulation Section 301.7701-(3)(b)(1) provides that a “domestic eligible entity” (as defined in Regulation Section 301.7701-3) that has two or more members and does not elect to be classified as a corporation will be classified as a partnership for United States federal income tax purposes. As a limited liability company formed under the laws of the State of Delaware, our company will qualify as a “domestic eligible entity” and no election has been made to treat our company as a corporation and none is contemplated. Based on these facts, it is the opinion of our legal counsel that our company should be treated as a partnership for United States Federal income tax purposes.

     Counsel is not able to provide a “will” opinion with respect to the treatment of our company as a partnership as such opinion requires that the Units be treated as equity in our company. This is due to the fact that if the Units are not treated as equity, Collins will be the only member of our company which would preclude partnership treatment. As counsel has not provided an opinion that the Units will be treated as equity, counsel cannot provide an opinion that our company will be treated as a partnership. In the event the Units were not treated as equity of our company, our company would be likely disregarded as an entity separate from Collins for United States federal income tax purpose and the Units would likely be treated as debt in Collins. This would be predicated on there not being an election to treat our company as a corporation for United States federal income tax purposes.

     3. Treatment of our company as a publicly traded partnership. Notwithstanding the above, under Section 7704 of the Code, a partnership that is a “publicly traded partnership” will be treated as a corporation for United States federal income tax purposes. A publicly traded partnership is any partnership if interests in the partnership are traded on a securities market or are readily tradable on a secondary market or the substantial equivalent.

     Based on our representations and provisions of our operating agreement, it is the opinion of our legal counsel that our company will not be treated as a publicly traded partnership taxable as a corporation for federal income tax purposes. However, in the event the IRS determined at any time that the Units were in fact “publicly traded”, our company could become taxable on its net income which could reduce the return to the investors.

     4. Investor Losses. An investor may deduct its share of otherwise deductible losses of our company only to the extent that three sets of loss deferral rules, which are applied consecutively, are complied with. First, such losses may not exceed the adjusted tax basis of an investor’s Units at the end of the taxable year in which such losses occurred. Second, losses otherwise allowable as deductions following application of the basis limitation may, in certain cases, be limited to the extent such losses are in excess of the investor’s amount “at risk” with respect to the activity or activities of our company. Third, losses otherwise allowable as deductions following application of the basis limitation and the at-risk limitation, in certain cases, will be limited by the “passive activity” loss rules. In general, the foregoing limitations will, if applicable, operate to defer rather than permanently disallow a deduction for losses pending (i) an increase in the investor’s basis or amount at risk, (ii) the realization of income from our company or other passive activities or (iii) the disposition of the investor’s Units.

     5. Basis of Units. The determination of an investor’s basis in its Units is important for a number of federal income tax purposes. For example, an investor’s share of losses of our company may be deducted only to the extent of the adjusted tax basis in the Units at the end of the taxable year in which such losses occurred (subject to the at-risk and passive loss rules discussed below). In addition, distributions of cash to an investor will generally only be taxable to the extent they exceed the adjusted tax basis of the investor’s Units. An investor’s adjusted tax basis in its Units is also relevant in determining gain or loss on the disposition of its Units upon the liquidation of our company.

     An investor’s tax basis in their Units should initially be the cost to the investor and will be increased principally by the investors share of profits and gain of our company and will be decreased (but not below zero) by (i) the investor’s share of losses of our company and (ii) cash distributions to the investor.

     6. At-Risk Provisions. Pursuant to the at-risk provisions of 465 of the Code, an individual may deduct otherwise allowable net losses from a trade or business activity, and thereby reduce taxable income from other sources, only to the extent the taxpayer is considered (or subsequently becomes) at-risk with respect to that particular activity. The amount an investor is initially considered to be at-risk with respect to the activities of our company is the amount of money contributed to our company by the investor. An investor’s amount at-risk will generally be increased by net income and gain allocated to the investor and will be reduced by deductions of net losses permitted under the at-risk limitation by the investor and by distributions from our company by the investor. Losses not deductible because of the at-risk limitation may be carried forward to succeeding years but will continue to be subject to the at-risk limitation. In addition, if an investor has been permitted under the at-risk limitation to deduct losses and the amount at-risk is subsequently reduced to less than zero, the investor will be required to

“recapture” as income an amount equal to the lesser of such previously allowable losses or the amount by which the at-risk amount is negative.

     7. Passive Loss Limitations. Income, gain, losses and credits allocated from our company to each investor will generally be characterized as passive. As such, an investor’s proportionate share of income and gain allocated from our company may generally only be offset by such investor’s losses, if any, from other passive activities. Furthermore, an investor may generally only use “passive losses” allocated from our company to offset “passive income” from other passive activities, exclusive of portfolio income. Portfolio income includes interest, dividends, royalties and gains from the sale of assets that generate portfolio income, whether such portfolio income is earned directly or through a partnership or other conduit entity. In addition, credits from passive activities generally will be allowed only to the extent of the tax attributable to income from passive activities. The passive activity loss rules are applied after application of the rules relating to the adjusted basis and “at risk” limitations on the deductions discussed above.

     If an investor does not have sufficient passive income with which to offset passive losses in a particular year, the excess passive losses may be treated as deductions against passive income in subsequent years. Moreover, any unused passive losses may be deducted in full when an investor disposes of his or her entire interest in the Partnership, subject to certain limitations in the event of a disposition by gift or as the result of an investor’s death. It is the opinion of counsel that any income derived from our company will be treated as income from a passive activity.

     8. Allocation of Profits and Losses. Assuming our company is treated as a partnership for United States federal income tax purposes, each investor will be required to report on their United States federal income tax return their allocable share of the income, gain, loss, deductions and credits for the portion of the year which they are a member in our company as determined pursuant to the terms of the operating agreement. Such items of income, gain, loss, deductions, and credits will have the same character in the hands of an investor as in the hands of our company.

     In addition, there may be years where an investor’s allocable share of income and gain greatly exceed the cash distributions made to the investor for such year, resulting in the investor receiving insufficient funds to pay all federal and/or state or local income tax liabilities for such year as a result of allocations to the investor from our company. Each investor should consult with their own tax advisor concerning the possibility of receiving distributions from our company insufficient to pay taxes for any particular year.

     For federal income tax reporting purposes, the items of income, gain, loss, deduction or credit of our company will be allocated among the investors in the manner set forth in our company’s operating agreement. The Code provides that a member’s distributive share of income, gain, loss, deduction or credit generally will be determined by the operating agreement. Code Section 704(b) provides that if the allocation to a partner (member) under the agreement does not have a “substantial economic effect”, the allocation instead will be “determined in accordance with the partner’s (member’s) interest in the partnership (company) determined by taking into account all facts and circumstances.” Counsel believes that the allocations contained in the operating agreement will be respected for federal income tax purposes since such allocations have a substantial economic effect.

     9. Treatment of Non-Liquidating Distributions. A cash distribution from our company to an investor in respect of, and not in liquidation of, its Units generally will not result in the recognition of gain or loss for federal income tax purposes, but rather will reduce an investor’s basis in its Units. If a distribution exceeds an investor’s basis in its Units, such distribution will cause the investor to recognize capital gain in the amount of such excess.

     10. Liquidation of our Company. Upon dissolution of our company, an investor’s interest may be liquidated by one or more distributions of cash. Upon any such distribution gain or loss will generally be recognized by an investor to the extent, if any, of the difference between the amount of the cash received by the investor and that investor’s adjusted basis in its Units, after giving effect to the allocation of income, gain, deductions, losses and credits of our company to the date of dissolution.

     11. Investment Income Limitation. Any interest expense incurred by an investor to purchase Units may be limited as to immediate deductibility. Section 163(d) of the Code imposes a substantial limitation on the ability of a non-corporate taxpayer to deduct interest on funds borrowed to purchase or carry property “held for investment.” Deductions for such interest incurred in any year may not be taken by an individual to the extent that such deductions for any year exceed net investment income for such year.

     Investment income is the sum of gross income from property held for investment and net gain attributable to the disposition of property held for investment, but only to the extent such amounts are not derived from the conduct of a trade or business. Investment expenses mean deductions allowed in determining taxable income (other than for interest) which are directly connected with the production of income. However, investment income and investment expenses do not include income or expenses taken into account in computing income or loss from passive activities.

     Investment interest that cannot be deducted for federal income tax purposes for any year because fo the foregoing limitations may, subject to further limitations, be carried over and treated as investment income in succeeding taxable years.

     12. Tax Matters Partner. Under the terms of the operating agreement, Collins Financial Services, Inc. will be designated as the Tax Matters Partner. As the Tax Matters Partner, it will have the sole authority and responsibility for the preparation of all federal tax returns required to be filed by our company and to resolve any adjustments, proposed deficiencies and assessments resulting from the audit of any Company tax returns filed by our company.

     13. Tax Returns and Tax Information; Audits; Penalties; Interest

     We will furnish annually to you sufficient information for you to include on your own federal income tax return. Such information will be provided to you on IRS Form K-1. The tax information will be prepared by independent accountants selected by the managers. In addition, we will annually file IRS Form 1065 which shall provide information to the IRS consistent with the information you receive on your Form K-1.

     Audits

     If our tax returns are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our positions and such fees would reduce the cash otherwise distributable to the investors. Such audits may result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to an investor’s personal tax returns. An audit of our tax returns may also result in an audit of an investor’s personal tax returns, which in turn could result in adjustments to an investor’s taxable income.

     An investor must either report company items on their tax return consistent with the treatment on our information return or file a statement with their tax return identifying and explaining the inconsistency. Otherwise, the IRS may treat any such inconsistencies as computational errors and re-compute and assess tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

     In the event of an audit of our company’s tax return, CFS, under the advice of legal counsel, will take all actions necessary under the Code to preserve the rights of our company and/or the investors, provide our company and/or the investors with any notices of such proceedings and other information as required by the Code and will notify our company and/or the investors of their rights with respect to settlement negotiations. All expenses of such proceedings undertaken by CFS with respect to our company, which may be substantial, will be paid entirely out of the assets of our company which assets might otherwise have been distributed to the investors. Furthermore, all expenses of such proceedings undertaken by CFS will be paid entirely out of the assets of our Company which assets might otherwise have been distributed by our company to the investors. Moreover, CFS is not obligated to contest adjustments made by the IRS.

     Penalties

     Section 6662 of the Code imposes a 20% penalty for substantial understatements of income taxes. A substantial understatement is an amount that is greater than $5,000 or 10% of the total tax, as finally determined, whichever is higher. If the understatement arises out of a “tax shelter,” (i.e., an arrangement if a significant purpose is the avoidance or evasion of federal income tax) then in order to avoid the penalty the taxpayer must have relied upon substantial authority for its position and he must have had a reasonable belief that the position taken was more likely than not the proper treatment of the item. If the understatement is not attributable to a tax shelter, it is sufficient that there was substantial authority for the taxpayer’s position or there was adequate disclosure of the item on the taxpayer’s tax return and there is a reasonable basis for the tax treatment of such item by the taxpayer.

     Interest on Tax Deficiencies

     Under Section 6621 of the Code, the interest rate is the federal short-term interest rate plus 3 percentage points. The federal short-term rate is published by the IRS each month. Under Section 6622 of the Code, interest on deficiencies is compounded daily.

     14. Registration of Tax Shelters. Code Section 6111 requires “tax shelter organizers” to register “tax shelters” with the IRS not later than the day on which the first offering for sale of interests in such “tax shelter” occurs. A “tax shelter” is defined by Code Section 6111 as any activity where it is possible to infer that for any year during the first five years of existence, the aggregate of all of the deductions that the activity will report on its tax return will be more than twice the capital invested in the activity. Because it is projected that the aggregate of all deductions will be less than this threshold, our company should not be classified as a “tax shelter” and the Tax Matter Partner will not register our company as a “tax shelter” with the IRS. Code Section 6112 requires that the organizers maintain a list of all investors if the activity is a “potentially abusive tax shelter”. Because the activities of our company should not be considered a “tax shelter” as discussed previously, no such list will be maintained.

     15. State and Local Taxes. In addition to the federal income tax consequences described above, prospective investors in our company should consider the potential state and local tax consequences of an investment in our company. Depending upon the application state and local income tax laws, deductions which are available to the holders of the Units for federal income tax purposes may not be available to holders of the Units for state and local income tax purposes. Furthermore, the treatment of any particular item under state and local tax laws may vary materially from the federal income tax treatment. As noted above, it is the responsibility of each investor to satisfy himself or herself as to, among other things, the income and other tax consequences of the state and locality of his or her residence, of his or her participation in our company, by obtaining advice from his or her tax advisor and to file all appropriate tax returns which may be required.

DESCRIPTION OF UNITS AND
SUMMARY OF LIMITED LIABILITY COMPANY OPERATING AGREEMENT

     The following description of our membership units is qualified in its entirety by reference to our certificate of formation and operating agreement, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. In the event there is any discrepancy between the information below and the operating agreement, the terms of the operating agreement shall govern. Consequently, each potential investor is urged to read in full the operating agreement.

General

     The operating agreement for our company authorizes the issuance of 30,000 Class A membership units and one Class B membership unit. As of the date of this prospectus, one Class B unit was outstanding, which is held by CFS. Assuming the maximum offering, we would have the authority to issue an additional 5,000 Units after this offering.

Possible Distribution

     Our operating agreement provides for non-guaranteed quarterly distributions from net available cash equal to a non-compounded, cumulative 10.25% per annum return, beginning with the ending of the first complete fiscal quarter following the closing of the minimum offering and continuing until we are liquidated. We define net available cash in the operating agreement, and it generally means, for each calendar year, the cash available for distribution to the members after payment of all required fees and incurred expenses of our company. There is no assurance that we will be able to make distribution payments and an investor has no absolute right to receive distributions. Distributions may also be made upon the liquidation of our company as discussed below. The 10.25% annualized return is the maximum return to investors in this offering and there is no guarantee investors will receive any or all of this return, nor that investors will receive a return on their original investment.

Voting Rights

     Our company is manager managed. Under Delaware law a limited liability company’s operating agreement provides and determines the rights of its members. Each member of our company enjoys all rights afforded under state law. Our Class A and Class B units may vote with respect to:

     (1) amendments to our articles of formation or Limited Liability Company Agreement that would adversely affect the rights, preferences or privileges of the units,

     (2) an issuance of any units senior to the units held by our members, or

     (3) a material change in the nature of the business of the company as described in this prospectus.

     Each holder of units shall be entitled to cast one vote for each unit held when the units are entitled to vote. In addition, our Class B units will have the right to replace any of our managers in the event of death, removal or resignation of one of our managers.

Transfer Restrictions

     As provided under our operating agreement, members generally may not sell, assign, encumber, pledge, grant a security interest in or otherwise dispose of, voluntary or involuntary, in whole or in part, his Units and any attempt to do so will be void. However, members will be permitted to transfer Units:

1.	with respect to each member who is an individual, an irrevocable trust to which a transfer is made for purposes of estate planning purposes or an entity in which the member owns all of the outstanding equity interests, and

2.	with respect to each member that is not an individual, any individual or entity that owns all of the outstanding equity interests of the member.

Liquidation Rights

     Our company shall be dissolved and our assets liquidated upon the earlier of: (1) a majority vote of our managers, (2) the entry of a judicial decree of dissolution of our company or (3) upon the arrival of the date that is eight years from the closing of the minimum offering. The assets of our company legally available for distribution on liquidation after: (1) payment of our debts and other liabilities; (2) payment of our incurred and expected expenses of liquidation; and (3) the establishment of a reasonable reserve for contingent or unknown liabilities shall be paid as follows:

1.	First, to the investors with respect to any unpaid Investment Return in proportion to their unpaid Investment Return, until the investors have received an amount equal (in conjunction with distributions already received) to their aggregate Investment Return, if any.

2.	Secondly, to the investors with respect to any capital account balance of the investors in proportion to their capital account balances.

3.	Finally, any remaining proceeds will be distributed to CFS as our Class B Member.

     If our legally available assets are insufficient to pay the Investment Return and any capital account balance in full to the members, then such assets shall be distributed among the holders of the Units (other than CFS) at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After receiving their Investment Return and their capital account balance, if any, the members shall not receive any further distributions and any remaining assets of ours shall be distributed to CFS as our Class B Member.

     We intend to begin selling our assets and distributing all available cash to our members beginning after the end of the fourth full year following the receipt of proceeds from this offering with the final distribution expected approximately six years following the receipt of the proceeds. In all events, the company shall terminate and be liquidated no later than eight years from the date of the closing of the minimum offering.

Meetings

     Periodic meetings of our members are not required and we currently do not intend to hold meetings. Our managers may, however, call a meeting at any time. As a purchaser of Units pursuant to this offering, you do not have a right to call a meeting, although you will have the right to participate in member meetings at which all holders of our Units are entitled to vote.

Your Liability

     You will not be liable for any of our obligations in excess of the capital you agree to contribute by signing a Subscription Agreement, plus your share of undistributed net income. You will not have the right to a return of your capital contributions except in accordance with the distribution provisions of our operating agreement.

Rights, Powers and Duties of Our Managers

     Our managers will have the exclusive right to manage our business. The rights, powers and duties of our managers may be delegated or contracted to an officer or to third parties.

Indemnification

     Our operating agreement provides, as permitted by Delaware law, that our managers are generally not liable to us or our members for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty to us or our members, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for payments or distributions in violation of the Delaware General Corporation Law or the Delaware Limited Liability Company Act or any transaction in which that person derived an improper personal benefit.

     Additionally, our operating agreement provides that our managers may be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of our company, and further permits the advancing of expenses incurred in defense of claims.

     The inclusion in our operating agreement of the provisions described in the two preceding paragraphs may have the effect of reducing the likelihood of derivative litigation against management and may discourage or deter members of our company from bringing a lawsuit against our management for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our members.

Limitations on Management Liability

     Our operating agreement provides that our managers shall be indemnified to the fullest extent permitted under Delaware law. Our managers shall generally not be personally liable to us or our members for monetary damages for breach of fiduciary duty, except for liability for:

•	any breach of the manager’s duty of loyalty to us or our members;

•	acts or omissions which involve intentional misconduct or a knowing violation of law;

•	distribution or liquidation payments in violation of Section 174 of the Delaware General Corporation Law or in violation of the Delaware Limited Liability Company Act; and

•	any transaction from which the manager derived an improper personal benefit.

     Our operating agreement also provides for indemnification of our managers to the fullest extent permitted by Delaware law, including some instances in which indemnification is otherwise discretionary under Delaware law. We believe that these provisions are essential to attracting and retaining qualified persons as managers.

     There is no pending litigation or proceeding involving any of our managers as to which indemnification is being sought. In addition, we are not aware of any threatened litigation that may result in claims for indemnification by any managers.

Effect of Restrictive Provisions

     Our operating agreement contains provisions that may make it more difficult, expensive or otherwise discourage a tender offer or a change in control or takeover attempt by a third-party, even if such a transaction would be beneficial to our members. In particular, our operating agreement includes provisions that:

•	restrict the voting and transferability of the Units;

•	permit our Class B members, and not our investors, to fill manager vacancies;

•	permit the authorized number of managers to be changed only by a resolution of the managers; and

•	require the vote of the holders of a majority of our units for amendments to our Limited Liability Company Agreement that would have a material adverse effect on a member’s rights, preferences or privileges with respect to their units.

Transfer Agent and Registrar

     We will act as our own transfer agent and registrar for our Units, as the Units may only be transferred under limited circumstances.

TRANSFER RESTRICTIONS

     We will have between 2,500 and 25,000 Class A membership units and one Class B membership unit outstanding after this offering. No trading market for the Units existed prior to this offering, and no trading market is expected after the offering. Under the terms of our operating agreement, our Units will not be transferable except under limited circumstances.

OFFERING

Plan of Distribution

     In accordance with the terms and conditions contained in our placement agent agreement with Empire financial Group, Inc., we are offering up to 25,000 Units or $25,000,000 through Empire Financial Group, Inc. on a best efforts basis without a firm underwriting commitment. The total amount of Units being offered is based upon the amount of capital our managers believe can be invested within our policies and managed within our capabilities. Broker-dealers will be paid a commission of up to 9.375% of the sales price of the Units sold.

     All proceeds of the offering will be placed into an escrow account at American Bank of Commerce, Austin, Texas, until at least 2,500 Units ($2,500,000) have been sold at which point an initial closing will occur and all of the offering proceeds will be disbursed to us. Thereafter, closings will occur as subsequent offering proceeds are accepted by us. Our managers may, but do not presently intend, to purchase up to an aggregate of 250 Units in this offering, which would count towards our minimum offering. Under the terms of our placement agent agreement and the escrow agreement, if the required $2,500,000 has not been deposited by                    , 2004, all subscriptions will be canceled and all funds will be promptly returned to investors without interest and without deduction. Investors may not withdraw funds from the escrow account. When we have received subscriptions for the minimum number of Units, we may remove funds from escrow and instruct the escrow agent to paid accrued broker-dealer commissions.

     The offering will terminate once all of the Units have been sold on or before                    , 2004 unless extended to                    , 2004 or sooner terminated by us, both in our discretion. We will initiate our business with the initial net proceeds of the offering in accordance with the “Use of Proceeds” as stated above, and we will continue the offering until all of the Units have been sold or until                    , 2004, unless extended or earlier terminated in the discretion of our company. We will amend this prospectus to update the information as necessary during the offering period.

Determination of Offering Price

     The issue price of the Units was determined by our managers to be $1,000 per Unit and is arbitrarily determined. It is not related to any ratios to earnings, net worth or other investment criteria. We set a five Unit minimum purchase because it: (1) limits the number of investors in our company which decreases expenses related members communications (such as mailings) and administration; and (2) the price lends itself to investors that are financially able to invest in illiquid and long-term investments.

NASD Conduct Rules

     Because the National Association of Securities Dealers, Inc. views the Units offered hereby as Units in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. In recommending to a potential investor the purchase of a Unit, a NASD member or person associated with a NASD member shall:

1.	have reasonable grounds to believe, on the basis of information obtained from the investor concerning his investment objectives, other investments, financial situation and needs, and any other information known by the member or associated person, that:

•	the investor is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits described in the prospectus, including the tax benefits where they are a significant aspect of the program;

•	the investor has a fair market net worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity; and

•	the program is otherwise suitable for the investor; and

2.	maintain in the files of the member documents disclosing the basis upon which the determination of suitability was reached as to each investor.

Placement Agent Activities

     Our placement agent participating in our offering will not sell to any discretionary accounts. In addition, due to the limited transferability of our Units, placement agents participating in our offering cannot engage in passive market making transactions nor engage in any conduct that would stabilize, maintain or otherwise affect the market price of our Units.

Investment Procedures

     We reserve the right, in our sole discretion, to reject any subscription and to limit the amount of Units acquired by any subscriber. For the initial investment by an investor, the Units are offered in a minimum block of five Units for $5,000, and in any amounts above this threshold. Any subsequent purchase by an existing investor must be a minimum of one Unit.

     In order to subscribe to the purchase of Units, each prospective investor should read (1) this prospectus, (2) any desired exhibits to the registration statement, and (3) the subscription agreement distributed with this prospectus. If the prospective investor wishes to subscribe to purchase Units, he or she should follow the instructions and complete the subscription agreement. By executing the subscription agreement a subscriber irrevocably agrees to purchase the Units specified if we accept the subscription agreement. We may reduce the subscription amount requested by the prospective investor or may reject a prospective investor’s subscription agreement for any reason. In the event of rejection, a subscriber’s check (or the amount thereof) and related subscription agreement will be returned and in the event of a partial rejection, the rejected amount will be returned. Any such return of funds to a subscriber will be made without interest or deduction.

Placement Agent Commissions

     The following table summarizes the compensation to be paid by us to the selling broker-dealers. We will not reimburse our participating broker-dealer for any of its costs, nor expenses. This information assumes a negotiated 9.375% sales commission for all Units sold:

	Per Interest	Minimum Offering	Maximum Offering
Public offering price	$1,000	$2,500,000	$25,000,000
Placement fee paid by us	93.75	234,375	2,343,750
Proceeds, before expenses, to us	906.25	2,265,625	22,656,250

     We estimate that our total expenses for this offering will be approximately $174,900 for the minimum offering and $184,900 for the maximum offering. In the ordinary course of business, some of the placement agents and their affiliates may in the future provide, investment banking, commercial banking and other services to us for which they may in the future receive, customary fees or other compensation.

Indemnification

     We have agreed to indemnify Empire Financial Group against any costs or liabilities incurred by it by reason of misstatements or omissions to state material facts in connection with our statements made in the registration statement or the prospectus. Empire Financial Group has in turn agreed to indemnify us against liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the prospectus based on information relating Empire Financial Group and furnished in writing by Empire Financial Group.

LEGAL MATTERS

     The validity of the Units offered hereby has been passed upon for us by Adorno & Yoss, P.A., Fort Lauderdale, Florida.

EXPERTS

     The financial statements of our company as of and for the period ended June 30, 2004 in this prospectus have been audited by Helin, Donovan, Trubee & Wilkinson, LLP, independent certified public accountants, to the extent set forth in their report appearing in this prospectus, and are included given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Collins USA as of and for the years ended December 31, 2003 and 2002 in this prospectus have been audited by Helin, Donovan, Trubee & Wilkinson, LLP, independent certified public accounts, to the extent set forth in their report appearing this prospectus, and are included given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC, a registration statement on Form SB-2 under the Securities Act, including the exhibits with the registration statement, with respect to the Units offered by this prospectus. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and Units to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other documents to which we make reference are not necessarily complete. In each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the more complete description of the matter involved.

     You may read a copy or any portion of the registration statement or any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. Our SEC filings, including the registration statement, will also be available to you on the SEC’s Internet site at http://www.sec.gov.

GLOSSARY

     The following defined terms are used throughout this prospectus. In the event there is any discrepancy between these terms as defined below and the terms as defined in our operating agreement, the terms as found in our operating agreement shall govern. Consequently, each investor is urged to read in full our operating agreement.

     “Class A members” means the investors in our company (other than CFS).

     “Class A Member Capital Distributions” means, generally, with respect to each investor, the cumulative amount of distributions to the investor representing a return of the investor’s investment in our company (which shall include net profit allocated to the investor that has yet to be distributed).

     “Investment Return” means an amount equal to a non-compounded, cumulative 10.25% return per annum on an investor’s undistributed investment in our company. The 10.25% annualized return is the maximum return to investors in this offering and there is no guarantee investors will receive any or all of this return, nor that investors will receive a return on their original investment.

“Limited Liability Company Operating Agreement” means our partnership agreement.

     “Net Available Cash” means the cash available for distribution to the investors after the payment of all Fees and other expenses incurred in connection with the operation of our company.

     “Profits” and “Losses” means, generally, our taxable income or loss for each year (taking into account to payment of all Fees) determined in accordance with Section 703(a) of the Internal Revenue Code of 1986, as amended.

     “Undistributed Invested Capital” means, generally, with respect to each investor as of any date, the capital contributions made to our company by the investor less distributions to the investor representing a return of the investor’s investment in our company (which shall include profit allocated to the investor that has yet to be distributed). In the event a Class A member’s capital investment in our company is less than the amount determined by the immediately preceding sentence on the date that is four years from the date their investment is accepted by us, their Undistributed Invested Capital will be reduced to equal their investment in our company on that date.

     “Undistributed Investment Return” means, with respect to each investor as of any date, such investor’s cumulative Investment Return for all fiscal years less all distributions to such investor representing a payment of accrued Investment Return.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members
Collins Growth & Income Fund, LLC:

We have audited the accompanying balance sheet of Collins Growth & Income Fund, LLC (the Company) as of June 30, 2004, and the related statements of operations, members’ equity and cash flows for the period from January 8, 2004 (Inception) through June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Collins Growth & Income Fund, LLC as of June 30, 2004 and the results of its operations and cash flows for the period from January 8, 2004 (Inception) through June 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

Helin, Donovan, Trubee & Wilkinson, LLP

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
August 27, 2004

COLLINS GROWTH & INCOME FUND, LLC
BALANCE SHEET
As of June 30, 2004

ASSETS

Cash and cash equivalents	$981
Current Assets	981

TOTAL ASSETS	$981

LIABILITIES AND MEMBER’S EQUITY

Accounts payable- Collins Financial Services, Inc.	$159,369

Total liabilities

Member’s capital	$(158,388)

Total member’s equity	(158,388)

TOTAL LIABILITIES AND MEMBER’S EQUITY	$981

See accompanying notes and independent auditors’ report.

COLLINS GROWTH & INCOME FUND, LLC
STATEMENT OF OPERATIONS
Period from January 8, 2004 (Inception) through June 30, 2004

REVENUES
Sales proceeds on owned receivables	$—

Collections on owned receivables	—

Less: Basis in owned receivable sales and collection proceeds	—

Net Revenues	—

OPERATING COSTS AND EXPENSES
Collection services	—
Communication costs	—
Professional fees	—
Postage and delivery	—
General and administrative expense	159,388

Total operating costs and expenses	159,388

INCOME TAX EXPENSE	—

NET INCOME (LOSS)	$(159,388)

See accompanying notes and independent auditors’ report.

COLLINS GROWTH & INCOME FUND, LLC
STATEMENT OF MEMBER’S EQUITY
Period from January 8, 2004 (Inception) through June 30, 2004

	Member’s Equity
		Member’s
	Number	contributed	Retained
	of Units	capital	Earnings	Total
Inception	—	$—	—	$—

Member’s contributed capital	1	1,000	—	1,000

Net loss	—	—	(158,388)	(158,388)

Balance at June 30, 2004	1	$1,000	(158,388)	$(158,388)

See accompanying notes and independent auditors’ report.

COLLINS GROWTH & INCOME FUND, LLC
STATEMENT OF CASH FLOWS
Period from January 8, 2004 (Inception) through June 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(159,388)
Increase in accounts payable- Collins Financial Services, Inc.	159,369

Cash flows used in operating activities	(19)

CASH FLOWS FROM INVESTING ACTIVITIES	—

CASH FLOWS FROM FINANCING ACTIVITIES
Member’s contributed capital	1,000

Cash flows from financing activities	1,000

NET INCREASE IN CASH	981

CASH AT INCEPTION	—

CASH AT APRIL 30, 2004	$981

SUPPLEMENTAL DISCLOSURE
Income taxes paid	$—

Interest paid	$—

See accompanying notes and independent auditors’ report.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE 1 — ORGANIZATION AND BACKGROUND

Organization

Collins Growth & Income Fund, LLC, a Delaware limited liability company, was formed in January 2004 and has no prior operating history.

The primary business purpose of Collins Growth & Income Fund, LLC (“Company”) is to raise equity capital from the sale of membership units (“Units”) and to use substantially all of the net proceeds and future operating revenues to purchase defaulted and charged-off consumer receivables (“Receivables”). The sole member of the Company is Collins Financial Services, Inc., (“CFSI”). CFSI is a Receivables servicing firm based in Austin, Texas that has conducted this business since 1996 and an affiliated entity of the Company. The Company’s fiscal year end will be based on the calendar year and will end on December 31 of each year.

Nature of Operations

The Company will acquire defaulted receivables that have been charged-off by the original creditor. The acquisitions of the defaulted receivables are expected to be made at significant discounts with the intent of collecting or selling some of the accounts and earning a profit. The Company is a manager managed limited liability company and its managers are presently officers of CFSI. CFSI is compensated for its services to the Company by a series of fees specified in the operating agreement.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (GAAP) and to general practices within the financial services industry. The following summarizes the more significant of these policies.

Purchase of Defaulted Receivables

The Company anticipates purchasing defaulted receivables at a substantial discount from the uncollected principal balance of the loans.

FASB Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires that discounts be recognized as an adjustment of yield over a loan’s life. Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans, further addresses amortization of discounts on certain acquired loans, which involves intertwining issues of amortization of discount, measurement of credit losses, and recognition of interest income. At the purchase date, defaulted receivables are initially separated into classifications of available-for-sale and held-for-collection. The purchase price is assigned to each classification on an estimated relative fair value basis.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Purchase of Defaulted Receivables (continued)

The loan pools are accounted for at the contractual principal balance with a related purchase discount which nets to the relative fair value assigned at the purchase date.

Defaulted receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff (held for collection) are reported at their outstanding unpaid principal balances reduced by any charge-off or specific valuation accounts and net of purchase discounts.

Defaulted receivables classified as available-for-sale are recorded at the lower of cost or market with any subsequent adjustments reflected as an adjustment to equity (other comprehensive income) in the period recorded. Upon sale, the proceeds are included in revenues and the remaining basis in the pool of loans sold are included the basis of owned receivables sold on the income statement.

At the time of acquisition, the sum of the acquisition amount of the loan and the discount to be amortized should not exceed the undiscounted future cash collections that are both reasonably estimable and probable. The discount on an acquired loan should be amortized over the period in which the payments are probable of collection only if the amounts and timing of collections, whether characterized as interest or principal, are reasonably estimable and the ultimate collectibility of the acquisition amount of the loan and the discount is probable. If these criteria are not satisfied, the loan should be accounted for using the cost-recovery method. The Company anticipates the majority of the defaulted receivables acquired will be accounted for using the cost recovery method.

Cash collections on receivables recorded as held-for-collection are recorded as revenue in the period received. Application of the cost-recovery method requires that any amounts received be applied first against the recorded amount of the loan (as basis in owned receivables collected); when that amount has been reduced to zero, any additional amounts received are recognized as income.

The cost-recovery method should be used until it is determined that the amount and timing of collections are reasonably estimable and collection is probable. If the remaining amount that is probable of collection is less than the sum of the acquisition amount less collections and the discount amortized to date, then either the loan should be written down or an allowance for uncollectibility related to that loan should be recognized. If the remaining amount that is probable of collection is greater than that sum, then the difference between that sum and the revised amount that is probable of collection should be amortized on a prospective basis over the remaining life of the loan.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Losses on Receivables

The carrying value of receivables will be reviewed regularly (at least quarterly) by management and any permanent impairment is included as an additional charge to the basis of receivables in the period discovered.

Allowance for losses on receivables is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on CFSI’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions. There was no allowance for losses on receivables at June 30, 2004.

Sale of Receivables with Recourse

Sales of receivables are accounted for as sales, when control over the assets has been surrendered. Gains and losses from sales of defaulted receivables are recognized upon settlement with investors. Sales of defaulted receivables typically provide the purchaser the right to have the Company repurchase selected receivables for a pre-determined period of time after the sales date based on pre-determined criteria or warranties provided in the sales agreement. The Company sets aside an estimated liability for the repurchase obligation at the sales date. The Company accounts for the repurchase of defaulted receivables sold as a reduction of sales revenue in the period in which the repurchase occurs.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. These financial instruments potentially subject the Company to concentrations of credit risk. The Company minimizes this risk by dealing with major financial institutions that have high credit ratings.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial instruments and credit risk

Financial instruments that potentially subject the Company to credit risk include cash, receivables and investments in defaulted receivables. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Although the balances in these accounts may exceed the federally insured limit from time to time, the Company has not incurred losses related o these deposits and intends to utilize banks with high financial stability. Accounts receivable are generally unsecured. With respect to accounts receivable, the Company performs ongoing credit evaluations of customers and generally do not require collateral. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary.

The amounts reported for cash equivalents, receivables, notes payable, accounts payable and accrued liabilities are considered to approximate their market values based on comparable market information available at the respective balance sheet dates and their short-term nature.

Income Taxes

The Company has been organized as a Partnership under the provisions of the Internal Revenue Code. As a result, the members of the Company pay all Federal income tax expense. There is a risk that the Company would be classified as a publicly traded partnership by the Internal Revenue Service. In so classified, the Company would be taxed as a corporation for federal income tax purposes.

For entities taxed as corporations, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset in which the Company is not able to determine on a more likely than not basis that the deferred tax asset will be realized.

The Company is subject to state and local income taxes that range from 1.9% to 9.3% of income earned in each jurisdiction. The majority of the Company’s revenue will be considered Texas gross receipts and will be subject to a tax of 4.5% of Federal taxable income.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components in financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income consists of net earnings, the net unrealized gains or losses on available for sale defaulted receivables and is presented in the consolidated statement of changes in stockholder’s equity.

NOTE 3 — INVESTMENT IN DEFAULTED RECEIVABLES

At June 30, 2004, there had been no purchases of defaulted receivables. The Company intends to purchase defaulted receivables in the future.

NOTE 4 — INCOME TAXES

The Company expects that any income or loss will be classified as ordinary “passive” income or loss to the holders of the Units for Federal Income Tax purposes. However, the Company has not requested, and will not request, a ruling from the Internal Revenue Service to that effect.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE 5 — MEMBERSHIP UNITS

The Company is in the process of offering a minimum of 2,500 and a maximum of 25,000 class A membership units (“Units”). Each Unit represents a $1,000 equity interest. The Units are not callable or redeemable. As such, the Units will increase equity in the accompanying balance sheet when they are sold. The Company expects to pay 9.375% of the amounts collected plus between $160,000 and $184,900 as fees and costs to complete this transaction.

The Company’s operating agreement provides for a non-compounded cumulative 10.25% annualized return on the capital contributed (the “Invested Capital”), to be paid quarterly with respect to the Units (except the Unit held by CFSI) to the extent of net available cash commencing with the end of the first full fiscal quarter following the closing of the minimum offering (the “Investment Return”). This is not a guaranteed yield.

As the Receivables are collected, members will receive from collection proceeds, if any, an amount equal to any part of their unpaid Investment Return and/or their remaining capital account balance (as determined pursuant to the Limited Liability Company Operating Agreement). After receiving their Investment Return and/or their remaining capital account balance, the Members, will receive no further payments and any remaining collection proceeds will be distributed to CFSI.

The Company intends to begin selling assets and distributing all available cash to Members (to the extent of their unpaid Investment Return and capital account Balance) beginning after the end of the fourth full year following the end of the offering, with the final distribution expected approximately six years after the termination of the offering. In all events, the Company will terminate and be liquidated no later than eight years from the date of the closing of the minimum offering.

Members of our company have limited voting rights pursuant to our operating agreement. Members may vote only with respect to certain fundamental organizational matters affecting our company or the Units and are not entitled to any voice in our other operations or policies.

Under the operating agreement, the Company may issue up to 30,000 class A Units and one (1) class B membership unit. As of June 30, 2004, one class B unit was outstanding, which is held by CFSI. There were no class A units outstanding at June 30, 2004. Consequently, assuming a sale of the maximum of 25,000 Units offered, the Company could sell up to an additional 5,000 Units in the future without seeking investor approval. The sale of additional Units, or rights to purchase additional Units, could reduce the amount of any distributions that the Company may make to the purchasers of the current offering during operations or in liquidation.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE 6 — COMMITMENTS

Litigation

The Company is not a party to any legal proceedings, and is unaware of any contemplated actions.

Repurchase Commitments

The Company often assumes a responsibility to repurchase defaulted receivables sold if they are found not to meet certain criteria expressed by the purchase documents. At June 30, 2004 the Company had not entered into any such transactions.

Repayment of Funds Advanced by CFSI

CFSI has incurred the cost of setting up the corporate entity (Collins Growth & Income Fund, LLC) and has incurred the legal fees and other out of pocket costs related to the initial capital placement. Should the offering be completed by the Company, it is anticipated that the Company would reimburse CFSI for the costs incurred with the corporate formation and fundraising. At June 30, 2004 costs incurred by CFSI on the Company totaled $159,369 have been expensed by the Company as general and administrative expenses.

NOTE 7 — RELATED PARTY TRANSACTIONS

The Company is party to transactions with affiliates related through ownership interest or management agreement in the normal course of business. Some of the more significant related party transactions follow:

CFSI is compensated for its services to the Company by a series of fees specified in the operating agreement.

In consideration for the services of CFSI regarding Receivables, the following fees will be paid to CFSI:

(1)	An “Acquisition Fee” in an amount deemed by the Company to be appropriate, but in no event to exceed 5% of the purchase price of Receivables identified by CFSI and acquired for the Company paid simultaneously with the acquisition of such Receivables.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE FINANCIAL STATEMENTS

JUNE 30, 2004

NOTE 7 — RELATED PARTY TRANSACTIONS (continued)

(2)	A “Sales Fee” in an amount deemed by the Company to be appropriate, but in no event to exceed 20% of the gross proceeds received from sale, on a retail or wholesale basis, of Receivables resulting from the efforts of CFSI (whether paid in cash or property other than cash), payable immediately upon receipt of such proceeds.

(3)	A “Collections Fee” in an amount deemed by the Company to be appropriate, but in no event to exceed 50% of the gross proceeds resulting from efforts of CFSI to collect the Receivables (whether paid in cash or property other than cash) owned by the Company other than as a result of third party collection efforts. The Collections Fee shall be payable immediately upon receipt of such gross proceeds.

The Company, without cause, for any reason, commencing three years after the effective date of the operating agreement, may terminate CFSI at any time, by giving 90 days written notice of such termination to CFSI. If the Company terminates CFSI, CFSI will be entitled to all fees earned prior to the effective date of termination.

NOTE 8 — LIQUIDITY

The operating capital for the Company will come from the net proceeds of the sales of Membership Units and revenue from Receivables collections and resale of defaulted receivables. Until the Company has successfully raised funds through the sales of Membership Units, the proceeds necessary to operate are expected to be advanced by CFSI.

NOTE 9 — SUBSEQUENT EVENTS

Subsequent to the period covered by this report the Company changed its name to Collins Receivables, LLC.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Collins Financial Services USA, Inc.:

We have audited the accompanying consolidated balance sheets of Collins Financial Services USA, Inc. and subsidiaries (the “Company”) as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Collins Financial Services USA, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Helin, Donovan, Trubee & Wilkinson, LLP

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
March 5, 2004

COLLINS FINANCIAL SERVICES USA, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2003 and 2002

	2003	2002
ASSETS
Cash and cash equivalents	$392,818	$228,641
Accounts receivable, related parties (Note 14)	600,086	800,421
Accounts receivable trade, net	289,943	249,525
Investment in defaulted receivables (Note 4)	1,302,101	765,113
Accrued interest receivable	—	19,792
Current tax receivable	178,807	—
Prepaid expenses	23,545	2,322

Current assets	2,787,300	2,065,814

Investments in partnerships (Note 9)	38,326	28,846
Notes receivable, related parties (Note 14)	100,000	128,072
Investment in student loans, net of discounts (Note 5)	—	1,851,956
Property and equipment, net (Note 7)	748,552	656,763
Other assets	44,841	74,948

TOTAL ASSETS	$3,719,019	$4,806,399

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$165,246	$115,440
Accounts payable, related parties (Note 3)	513,840	489,230
Deferred rent payable	112,482	55,194
Accrued expenses	1,482,767	600,883
Deferred tax payable (Note 10)	19,064	7,064
Line of credit payable (Note 12)	538,407	286,259
Current portion of notes payable (Note 12)	27,407	13,101

Current liabilities	2,859,213	1,567,171

Notes payable, less current portion (Notes 5 and 12)	112,061	2,117,445

TOTAL LIABILITIES	2,971,274	3,684,616

COMMITMENTS AND CONTINGENCIES (Note 13)	—	—

STOCKHOLDERS’ EQUITY (Notes 6, 8, 14 and 16)
Preferred stock, par value $.01 per share, 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, par value $.01 per share, 10,000,000 shares authorized, 2,141,224 and 2,591,143 shares issued and outstanding at December 31, 2003 and 2002, respectively	21,413	25,912
Additional paid in capital	758,561	1,203,981
Notes receivable from stockholders	(354,250)	(354,250)
Retained earnings	322,021	246,140

TOTAL STOCKHOLDERS’ EQUITY	747,745	1,121,783

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,719,019	$4,806,399

See accompanying notes and independent auditors’ report.

COLLINS FINANCIAL SERVICES USA, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2003 and 2002

	2003	2002
REVENUES
Sales fees on affiliate owned receivables (Notes 14 and 15)	$2,436,895	$2,326,000
Collection fees on affiliate owned receivables (Notes 14 and 15)	6,870,808	4,001,881
Acquisition fees and other income (Notes 14 and 15)	745,337	742,965
Interest income on student loans	46,465	342,393
Sales proceeds on owned receivables	6,878,873	1,414,238
Collections on owned receivables	331,899	157,585

	17,310,277	8,985,062
Less: Basis in owned receivable sales and collection proceeds	5,304,209	1,034,737

Net Revenues	12,006,068	7,950,325

OPERATING COSTS AND EXPENSES
Payroll and related expenses	7,438,553	4,247,313
Collection services	1,659,764	1,149,412
Interest expense	62,122	278,027
Communication costs	214,367	160,731
Occupancy costs	250,852	214,419
Professional fees	216,505	227,635
Postage and delivery	355,307	191,905
Travel, meals, and entertainment	140,172	180,686
Depreciation and amortization (Note 7)	218,620	170,186
General and administrative expense	1,023,228	475,831

Total operating costs and expenses	11,579,490	7,296,145

OTHER COSTS AND EXPENSES
Provision for loss on student loans (Note 5)	—	(116,852)

Total other costs and expenses	—	(116,852)

INCOME BEFORE INCOME TAXES	426,578	537,328

INCOME TAX EXPENSE (Note 10)	125,737	224,240

NET INCOME	$300,841	$313,088

See accompanying notes and independent auditors’ report.

COLLINS FINANCIAL SERVICES USA, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2003 and 2002

	Common Stock
			Notes
			Receivable	Additional
	Number of		from	Paid in	Retained
	Shares	Amount	Stockholders	Capital	Earnings	Total
Balance at December 31, 2001	1,375,000	$13,750	—	—	(38,218)	$(24,468)
Stock options exercised	354,250	3,543	(354,250)	350,707	—	—
Repurchase and cancel shares	(57,460)	(575)	—	(56,885)	(28,730)	(86,190)
Conversion of note payable to common stock	919,353	9,194	—	910,159	—	919,353
Net income	—	—	—	—	313,088	313,088

Balance at December 31, 2002	2,591,143	$25,912	(354,250)	1,203,981	246,140	$1,121,783
Repurchase and cancel shares	(449,919)	(4,499)	—	(445,420)	(224,960)	(674,879)
Net income	—	—	—	—	300,841	300,841

Balance at December 31, 2003	2,141,224	$21,413	(354,250)	758,561	322,021	$747,745

See accompanying notes and independent auditors’ report.

COLLINS FINANCIAL SERVICES USA, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31, 2003 and 2002

	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$300,841	$313,088

Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	218,620	170,186
Provision for loss (recovery) on student loans	(108,798)	116,852
(Increase) decrease in:
Accounts receivable	159,917	(169,084)
Accrued interest receivable	—	(19,792)
Prepaid expenses	(21,223)	(581)
Investments in defaulted receivables	(536,988)	(765,113)
Other assets	30,107	1,345
Current tax receivable	(178,807)	—
Increase (decrease) in:
Deferred rent payable	57,288	10,560
Accounts payable and accrued expenses	968,300	356,376

	588,416	(299,251)

NET CASH PROVIDED BY OPERATING ACTIVITIES	889,257	13,837

CASH FLOWS FROM INVESTING ACTIVITIES
Distributions from investments in partnerships	1,000	6,697
Notes receivable issued, related parties	(100,000)	(128,072)
Notes receivable repaid, related parties	128,072	—
Principal received from student loans	90,000	663,242
Investments in partnerships	(10,480)	(13,131)
Acquisition of EFX Corporation	—	35,182
Acquisition of property and equipment	(310,409)	(261,566)

	(201,817)	302,352

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase stock	(674,879)	(86,190)
Increase in line of credit payable	252,148	286,259
Repayment of notes payable	(100,532)	(741,537)

	(523,263)	(541,468)

NET INCREASE (DECREASE) IN CASH	164,177	(225,279)

CASH AT BEGINNING OF YEAR	228,641	453,920

CASH AT END OF YEAR	$392,818	$228,641

See accompanying notes and independent auditors’ report.

COLLINS FINANCIAL SERVICES USA, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 31, 2003 and 2002

SUPPLEMENTAL DISCLOSURE
Income taxes paid	$266,656	$92,916

Interest paid	$62,122	$298,869

Non-Cash Items
Common stock issued for notes receivable	$—	$354,250

Notes payable converted to common stock	$—	$919,353

Notes payable settled with student loans	$1,890,546	$—

Consolidation of EFX Corporation Notes payable and other liabilities acquired		$2,861,151
Less student loans and other assets acquired		2,825,969

Cash acquired		$35,182

See accompanying notes and independent auditors’ report.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 1 — ORGANIZATION AND BACKGROUND

Organization

Collins Financial Services USA, Inc., a Texas corporation, was formed in 1997. Collins Financial Services USA, Inc. has two consolidated subsidiaries: Collins Financial Services, Inc. and TxCollect, Inc. Both of the entities are headquartered in Austin, Texas. TxCollect, Inc. also owns general partnership interests in two limited partnerships.

Nature of Operations

Collins Financial Services USA, Inc. and its subsidiaries (collectively the “Company”) acquire defaulted receivables that have been charged-off by the original creditor. The acquisitions of the defaulted receivables are made at significant discounts with the intent of collecting or selling some of the accounts to unaffiliated entities and earning a profit. The Company also acquires, collects, and sells accounts on behalf the limited partnerships referred to above and for third parties on a fee basis. The Company’s clients and customers are located throughout the United States of America.

Acquisition of Controlling Interest in EFX Corporation

In January 2002, the Company acquired the remaining interest in EFX Corporation to make it a wholly owned subsidiary. At December 31, 2001, EFX Corporation was owned 50% by the Company. In April 2003, the Company transferred all of the assets of EFX Corporation to the lender in settlement of the outstanding debt, ceased operations, and dissolved EFX Corporation.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (GAAP) and to general practices within the financial services industry. The following summarizes the more significant of these policies.

Basis of Financial Statements

The consolidated financial statements include the accounts of Collins Financial Services USA, Inc., its wholly owned subsidiaries, Collins Financial Services, Inc and TxCollect, Inc. as of December 31, 2003 and those subsidiaries and EFX Corporation as of December 31, 2002 and for the years ended December 31, 2003 and 2002. TxCollect, Inc. also owns 1% of various general partnership interests which are accounted for using the equity method.

Revenue Recognition

The Company generates revenues from collection and sale of defaulted receivables as well as from acquisition, sales and collection fees on affiliates’ defaulted receivables.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Acquisition Fees

Acquisition fees are charged to affiliates as defaulted receivables pools are purchased by the Company on behalf of the affiliate and are typically 5% of the purchase price. The amount of the acquisition fee is determined by the partnership agreement. Acquisition fees are recognized when received by the Company and all services pertaining to the purchase have been completed.

Sales Fees

Sales fees of up to 20% of the sales proceeds are received when a group of defaulted receivables are sold by the Company on behalf of an affiliate. The actual amount of the sales fee is determined for each sale based on the affiliate management agreement, subject to the aforementioned limit. Sales fees are recognized when received by the Company and all requirements of the sales agreement have been completed.

Collection Fees

The Company collects defaulted receivables on behalf of affiliates and retains up to 50% of the collected amount as a fee for their service. Contingent collection fees are recognized when receivables are collected in cash by the Company.

Purchase of Defaulted Receivables

The Company purchases defaulted receivables at a substantial discount from the uncollected principal balance of the loan.

FASB Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires that discounts be recognized as an adjustment of yield over a loan’s life. Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans, further addresses amortization of discounts on certain acquired loans, which involves intertwining issues of amortization of discount, measurement of credit losses, and recognition of interest income.

At the purchase date, defaulted receivables are initially separated into classifications of available-for-sale and held-for-collection. The purchase price is assigned to each classification on an estimated relative fair value basis. The loan pools are accounted for at the contractual principal balance with a related purchase discount which nets to the relative fair value assigned at the purchase date.

Defaulted receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff (held for collection) are reported at their outstanding unpaid principal balances reduced by any charge-off or specific valuation accounts and net of purchase discounts.

Defaulted receivables classified as available-for-sale are recorded at the lower of cost or market with any subsequent adjustments reflected as an adjustment to equity (other comprehensive income) in the period recorded. Upon sale, the proceeds are included in revenues and the remaining basis in the pool of loans sold are included the basis of owned receivables sold on the income statement.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

At the time of acquisition, the sum of the acquisition amount of the loan and the discount to be amortized should not exceed the undiscounted future cash collections that are both reasonably estimable and probable. The discount on an acquired loan should be amortized over the period in which the payments are probable of collection only if the amounts and timing of collections, whether characterized as interest or principal, are reasonably estimable and the ultimate collectibility of the acquisition amount of the loan and the discount is probable. If these criteria are not satisfied, the loan should be accounted for using the cost-recovery method. At December 31, 2003, all of the Company’s defaulted receivables are being accounted for using the cost recovery method.

Cash collections on receivables recorded as held-for-collection are recorded as revenue in the period received. Application of the cost-recovery method requires that any amounts received be applied first against the recorded amount of the loan (as basis in owned receivables collected); when that amount has been reduced to zero, any additional amounts received are recognized as income.

The cost-recovery method is used until it is determined that the amount and timing of collections are reasonably estimable and collection is probable. If the remaining amount that is probable of collection is less than the sum of the acquisition amount less collections and the discount amortized to date, then either the receivable will be written down or an allowance for uncollectibility related to that receivable will be recognized. If the remaining amount that is probable of collection is greater than that sum, then the difference between that sum and the revised amount that is probable of collection will be amortized on a prospective basis over the remaining life of the loan.

Investment in Student Loans

The student loans receivable were student loans (generally from privately held trade or technical schools) purchased at a discount. Interest was accrued each month on the portfolio of loans, and collections were applied first as a reduction of accrued interest and then as a reduction of principal on a loan by loan basis. Interest was not accrued on loans once they had become 90 days delinquent. For these loans, the cost-recovery method was applied as described above. The discount on these loans was not amortized because the combined value of the loans and the discount approximates the current value of these loans. These loans were transferred to the lender in settlement of the outstanding debt during 2003 (see Note 5).

Allowance for Losses on Receivables

The carrying value of receivables is reviewed regularly by management and any permanent impairment is included as an additional charge to the basis of receivables in the period discovered.

Allowance for losses on receivables is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Sale of Receivables with Recourse

Sales of receivables are accounted for as sales, when control over the assets has been surrendered. Gains and losses from sales of defaulted receivables are recognized upon settlement with investors. Sales of defaulted receivables typically provide the purchaser the right to have the Company repurchase selected receivables for a pre-determined period of time after the sales date based on pre-determined criteria or warranties provided in the sales agreement. The Company sets aside an estimated liability for the repurchase obligation at the sales date. The Company accounts for the repurchase of defaulted receivables sold as a reduction of sales revenue in the period in which the repurchase occurs.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial instruments and credit risk

Financial instruments that potentially subject the Company to credit risk include cash, accounts receivable and investments in defaulted receivables. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Although the balances in these accounts exceed the federally insured limit from time to time ($293,000 and $307,000 at December 31, 2003 and 2002, respectively), the Company has not incurred losses related to these deposits. Accounts receivable are generally unsecured. With respect to accounts receivable, the Company performs ongoing credit evaluations of customers and generally do not require collateral. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary.

The amounts reported for cash equivalents, receivables, notes payable, accounts payable and accrued liabilities are considered to approximate their market values based on comparable market information available at the respective balance sheet dates and their short-term nature.

Credit Policy

The Company frequently advances funds for a short period of time to clients in order to facilitate the collection process or provide short term financing of acquisition costs. Management carefully monitors its client relationships in order to minimize its credit risk and generally does not require collateral. In all cases the funds advanced are collected from the cash flows of collections and sales.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. These financial instruments potentially subject the Company to concentrations of credit risk. The Company minimizes this risk by dealing with major financial institutions that have high credit ratings.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful life of each class of assets using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals and betterments are capitalized. When property is sold or retired, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss on the transaction is included in the statement of income.

The Company reviews long-lived assets for impairment, based on the estimated undiscounted future cash flows, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset in which the Company is not able to determine on a more likely than not basis that the deferred tax asset will be realized.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components in financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income consists of net earnings, the net unrealized gains or losses on available for sale defaulted receivables and is presented in the consolidated statement of changes in stockholder’s equity.

Stock Based Compensation

The Company uses the intrinsic value-based method as allowed under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, to account for all of our stock-based employee compensation plans. Pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, (See Note 16).

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 3 — FUNDS HELD ON BEHALF OF CLIENTS

In the course of the Company’s regular business activities as a provider of collection services, the Company receives clients’ funds arising from the collection of accounts placed with the Company. These funds are placed in the Company’s general operating account and are generally remitted to clients within 30 days. Funds held on behalf of clients totaling $513,000 and $489,000 at December 31, 2003 and 2002, respectively has been included in accounts payable, related parties for financial statement presentation.

NOTE 4 — INVESTMENT IN DEFAULTED RECEIVABLES

The Company owned defaulted receivables with an uncollected principal balance of approximately $48,892,000 on December 31, 2003 and $30,998,000 on December 31, 2002. The carrying amount of these defaulted receivables was reduced to $1,302,101 and $765,113 at December 31, 2003 and 2002, respectively by utilizing the cost recovery method of accounting. Future collections on these defaulted receivables will be applied to the existing balances. Once the balance of defaulted receivables is reduced to zero (on a pool purchased basis) subsequent collections will result in income to the Company.

NOTE 5 — INVESTMENT IN STUDENT LOANS

At December 31, 2002, the Company owned student loans with an uncollected principal balance of approximately $4,944,000. The carrying amount of these student loans includes purchase discounts of approximately $3,092,000 at December 31, 2002. The resulting discounted balance was $1,851,956 at December 31, 2002. Accrued interest receivable on these student loans totaled $19,752 at December 31, 2002. For the year ended December 31, 2002, the Company made a provision for loan losses and charged off delinquent student loans totaling $116,852.

In April 2003, the Company transferred the remaining student loans to the secured debt holder in full settlement of the debt.

NOTE 6 — CONVERSION OF NOTE PAYABLE

The Company converted a note payable to common stock during the year ended December 31, 2002. At the time of conversion, the note payable had an unpaid principal balance of $1,000,000. This note payable was converted to 919,353 shares of common stock and the remaining balance of $80,647 was repaid in cash.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 7 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2003 and 2002:

	2003	2002
Furniture and equipment	$852,518	$591,551
Leasehold improvements	555,127	505,685

	1,407,645	1,097,236

Accumulated amortization and depreciation	(659,093)	(440,473)

	$748,552	$656,763

Amortization and depreciation charged to operations amounted to $218,620 and $170,186 for the year ended December 31, 2003 and 2002, respectively.

NOTE 8 — STOCK TRANSACTIONS

In October 2002, the Company repurchased and cancelled 57,460 shares of common stock for a purchase price of $1.50 per share ($86,190). During 2002, the Company issued shares of stock to certain officers of the Company under the stock option plan. The Company has financed these stock purchases by issuing the officers and directors notes receivable totaling $354,250. These notes are secured by the stock certificates; bear interest at 6% per annum payable quarterly with all principal due and payable on September 30, 2005. Because the notes were issued in connection with the purchase of stock they have been included as a component of stockholders’ equity at December 31, 2003 and 2002.

Simultaneously with the issuance of the stock and notes the voting rights of the stock acquired were contributed to a voting trust. The voting trust will terminate on September 15, 2012, unless terminated earlier under the provision of the voting trust agreement. The voting trust provides for Walt Collins, Chairman of the Company, to vote these shares. The combined voting rights of the shares owned by Walt Collins, along with the shares in the voting trust provide controlling voting rights in the Company representing 52.3% voting interest in the Company at December 31, 2002.

In 2003, the Company repurchased and cancelled an additional 449,919 shares of stock for a purchase price of $1.50 per share ($674,879). After this repurchase Walt Collins controls the voting rights representing 63.3% voting interest in the Company.

NOTE 9 — INVESTMENTS IN PARTNERSHIPS

The Company has formed two limited partnerships in which it has acquired the general partnership interest. For each of these limited partnerships, the Company provides management services. Additionally, the Company provides acquisition, collection and sale services to the limited partnerships as governed by the limited partnership agreements. The limited partnerships are structured so that after the limited partners receive a target return of capital, the remaining profits of the limited partnership are shared between the general partner and the limited partners. These limited partnerships are considered related parties (see Note 14).

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 9 — INVESTMENTS IN PARTNERSHIPS (Continued)

A summary of the Company’s investment in partnerships follow:

As of December 31, 2003

		Contractual	Carrying
		Principal	Amount of
	Carrying	Balance Under	Managed
	Amount of	Management	Assets
Partnership	Investment	(Unaudited)	(Unaudited)
Partnership Interests:
IRF Capital Fund III, L.P.	$1,000	$19,052,052	$532,424
TxCollect/Thrift I, L.P.	37,326	389,069,908	5,835,369
Subtotal	38,326	408,121,960	6,367,793
Managed Portfolios	—	402,290,507	9,396,995

Total	$38,326	$810,412,467	$15,764,788

As of December 31, 2002

		Contractual	Carrying
		Principal	Amount of
	Carrying	Balance Under	Managed
	Amount of	Management	Assets
Partnership	Investment	(Unaudited)	(Unaudited)
Partnership Interests:
IRF Capital Fund III, L.P.	$1,000	$14,091,692	$524,697
TxCollect/OST, L.P.	1,000	417,376,611	7,995,198
TxCollect/Thrift I, L.P.	26,846	255,255,416	3,858,406
Subtotal	28,846	686,723,719	12,378,301
Managed Portfolios	—	91,346,472	3,308,139

Total	$28,846	$778,070,191	$15,686,440

NOTE 10 — INCOME TAXES

     Federal and state income tax expense totaled $125,737 and $224,240 for the years ended December 31, 2003 and 2002, respectively, as follows:

	2003	2002
Federal income tax expense:
Current	$101,650	$181,703
Deferred	12,000	8,321
State income tax expense	12,087	34,216

Total	$125,737	$224,240

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 10 — INCOME TAXES (Continued)

Significant temporary differences that give rise to the deferred tax assets and liabilities as of December 31, 2003 and December 31, 2002 follow:

	2003	2002
Deferred tax assets:
Deferred rent	$38,144	$18,766
Net operating loss on EFX Corp	—	27,200

	38,144	45,966
Deferred tax liabilities:
Property and equipment	56,958	38,562
Cost to acquire EFX Corp. not deductible	—	13,753
Accrued expenses	250	715

	57,208	53,030

Net deferred tax liability	$(19,064)	$(7,064)

A reconciliation of the U.S. statutory income tax rate to the effective rate for the years ended December 31, 2003 and 2002 is as follows:

	2003	2002
Tax at Federal Statutory rate of 35%	$149,302	$205,983
State income tax	7,857	22,240
Other items	(13,463)	(3,983)
Utilization of net operating loss carryforward for financial statement purposes	(17,959)	—

Income Tax expense	$125,737	$224,240

NOTE 11 — EMPLOYEE BENEFITS

The Company has a 401(k) profit sharing plan (the Plan) and other employee health and benefit plans. The Plan allows all eligible employees to defer up to 10% of their income on a pretax basis through contributions to the Plan. The Company makes a contribution representing 25% of the first four (4%) percent contributed by employees. The matching amount was $15,670 and $11,833 at December 31, 2003 and 2002, respectively.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 12 — NOTES PAYABLE

Notes payable as of December 31, 2003 and December 31, 2002 consist of the following:

	December	December
	31, 2003	31, 2002
Note payable to a related party by EFX Corporation secured by student loans, payable from all funds collected from student loans until March 31, 2005 at which time all principal and accrued interest will be due and payable	$—	$1,980,546

Note payable to a bank, secured by fixtures and equipment, payable in monthly installments of $2,571, including variable interest, 5.75% at December 31, 2003, due July 2008.	139,468	150,000

	139,468	2,130,546
Less: current portion	(27,407)	(13,101)

Long-term portion	$112,061	$2,117,445

     Principal maturities of long-term debt as of December 31, 2003 are as follows:

Year Ending December 31,
2004	$27,407
2005	29,098
2006	30,892
2007	32,798
2008	19,273
Thereafter	—

$139,468

During 2002 notes payable to a related party by EFX Corporation were amended and restated to consolidate the notes into a single note payable, extend the maturity date and reduce the interest rate to 6% from 18%. In April 2003 this note payable was settled in exchange for all of the assets of EFX Corporation.

Line of Credit

The Company has a $1 million line of credit agreement with a bank with an outstanding balance of $538,407 and $286,259 at December 31, 2003 and 2002, respectively, that bears interest at a variable rate of interest (5.75% at December 31, 2003) and matures on December 12, 2004.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operation, and liquidity.

Lease Commitments

The Company has entered into leases for certain administrative office space and equipment. A summary of the total minimum lease payments under non-cancelable operating leases for office space and equipment follows:

Year Ending	Lease
December 31,	Commitment
2004	$238,973
2005	195,435
2006	186,636
2007	180,025
2008	173,136
Thereafter	14,428

$988,633

Lease expense was approximately $150,000 for the years ended December 31, 2003 and 2002. The total amount of base lease payments is being charged to expense on the straight-line method over the term of the lease.

Repurchase Commitments

The Company often assumes a responsibility to repurchase defaulted receivables sold if they are found not to meet certain criteria expressed by the purchase documents. In the opinion of Management the Company’s potential liability related to the repurchase of defaulted receivables is not material at December 31, 2003.

Risk Management

The Company is subject to various claims and liabilities in the normal course of business. The Company maintains various forms of insurance that the Company’s management believes are adequate to reduce the exposure to an acceptable level.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 14 — RELATED PARTY TRANSACTIONS

The Company is party to transactions with affiliates related through ownership interest or management agreement in the normal course of business. Some of the more significant related party transactions follow:

The Company performs collection and recovery services on behalf of certain affiliates including managed portfolios. The Company had receivables of approximately $600,000 and $800,000 at December 31, 2003 and 2002, respectively, for affiliate sales and collection fees. For the years ended December 31, 2003 and 2002 the revenue from affiliates was approximately $10,053,000 and $7,122,000, respectively.

The Company has agreed to pay the general operating expenses and provide management services for certain affiliated companies. The Company receives no additional compensation (other than acquisition, sales, and collection fees) for these services.

During 2002, the Company accepted notes totaling $354,250 from officers of the Company in exchange for stock (See Note 16). At December 31, 2003 and 2002, the Company had notes receivables from related parties, secured by Company common stock, in the amount of $100,000 and $128,072, respectively.

NOTE 15 — CONCENTRATIONS

The Company has customer concentrations (revenue in excess of 10% of total revenue) with certain customers for the years ended December 31, 2003 and 2002 as follows:

	Year Ended	Year Ended
Customer	December 31, 2003	December 31, 2002
A (Affiliate of the Company)	25%	38%
B (Affiliate of the Company)	23%	25%

NOTE 16 — STOCK OPTIONS

As of December 31, 2003, 245,750 common shares were reserved for issuance upon exercise of stock purchase rights that have been granted by the Company and that may be granted by the Company in the future under the Company’s Incentive Compensation Plan.

The Company’s Incentive Compensation Plan (ICP) provides for the grant of non-qualified stock options, incentive stock options, restricted stock and tandem Stock Appreciation Rights (SAR) (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), to employees of the Company. The Board of Directors and shareholders approved the establishment of the ICP in June 1998 and amended the plan in October 2000. A total of 600,000 Equity Shares were originally reserved for issuance pursuant to the ICP.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 16 — STOCK OPTIONS (Continued)

The ICP may be administered by the Board of Directors or a committee of the Board (Committee). The Committee has the power to determine the terms of the options granted, including the exercise price, the number of Shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the ICP, provided that no such action may affect any SAR or option previously granted under the ICP without the consent of the holder thereof.

Options granted under the ICP are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the ICP must generally be exercised within six months of the end of optionee’s status as an employee of the Company, but in no event later than the expiration of the option’s term. In the event of optionee’s termination as a result of death or disability, the vesting and exercisability of the optionee’s option will accelerate in full and the option must be exercised within 12 months after such optionee’s termination by death or disability, but in no event later than the expiration of the option’s term. The exercise price of incentive stock options granted under the ICP must be at least equal to the fair market value of the Shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company’s outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant. The exercise price of non-qualified stock options granted under the ICP must be at least equal to 50% of the fair market value of the Shares on the date of grant.

An SAR may be granted in tandem with either a non-qualified stock option or incentive stock option and entitles the holder to receive an amount equal to the difference between the fair market value of the shares of option stock at the time of exercise of the SAR and the option price. The term of all other options granted under the ICP may not exceed 10 years. Restricted stock grants may be issued subject to a vesting schedule.

The ICP provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company’s assets or a like transaction involving the Company, each option shall be terminated unless an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the option holders shall have the opportunity to exercise all vested options and SARs immediately prior to the effective date of the transaction.

At December 31, 2003 and 2002, 77,830 and 33,018 options, respectively, were exercisable with an aggregate exercise price of $96,049 and $33,018, respectively. The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the Company’s stock option plans.

During 2002 stock options were exercised by officers of the company at a total purchase price of $354,250. The Company accepted notes receivable in exchange for this stock.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003 and 2002

NOTE 16 — STOCK OPTIONS (Continued)

A summary of the Company’s stock options outstanding follows:

				Weighted
		Number	Price	Aggregate	Average
	Available	of	per	Exercise	Price per
	for Grant	Options	Share	Price	Share
Balances, December 31, 2001	600,000	536,501	$1.00	$536,501	$1.00
Options Expired	—	(126,608)	1.00	(126,608)	1.00
Options Granted	—	—	—	—	—
Options Exercised	(354,250)	(354,250)	1.00	(354,250)	1.00

Balances, December 31, 2002	245,750	55,643	1.00	55,643	1.00
Options Granted	—	145,750	1.50	218,625	1.50

Balances, December 31, 2003	245,750	201,393	$1.36	$274,268	$1.36

NOTE 17 — SUBSEQUENT EVENTS

On January 20, 2004, the Company borrowed an additional $711,927 under a note payable agreement with a financial institution.

On March 1, 2004, the Company completed the purchase of the assets of a collection center located in Harker Heights, Texas for $350,000. The Company also agreed to assume an operating lease on the facility and assumed certain accrued compensation for paid leave and possible severance for employees of the seller affiliated with the collection center.

COLLINS FINANCIAL SERVICES USA, INC.
CONSOLIDATED BALANCE SHEETS
As of June 30, 2004 and 2003

	2004	2003
ASSETS
Cash and cash equivalents	$1,995,112	$1,773,579
Accounts receivable, related parties (Note 14)	289,124	408,260
Accounts receivable trade, net	58,225	536,598
Investment in defaulted receivables (Note 4)	—	1,355,406
Prepaid expenses	87,619	19,955

Current assets	2,430,080	4,093,798

Investments in partnerships (Note 9)	176,371	38,236
Notes receivable, related parties (Note 14)	—	54,020
Property and equipment, net (Note 7)	1,528,608	785,459
Other assets	49,513	23,703

TOTAL ASSETS	$4,184,572	$4,995,216

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$420,594	$98,632
Accounts payable, related parties (Note 3)	1,915,340	2,607,400
Deferred rent payable	109,001	83,838
Accrued expenses	134,527	417,898
Deferred tax payable (Note 10)	19,064	7,064
Notes payable – related party	125,000	—
Line of credit payable (Note 12)	—	584,237
Current portion of notes payable (Note 12)	170,231	40,936

Current liabilities	2,893,757	3,840,005

Notes payable, less current portion (Notes 5 and 12)	500,931	117,217

TOTAL LIABILITIES	3,394,688	3,957,222

COMMITMENTS AND CONTINGENCIES (Note 13)	—	—

STOCKHOLDERS’ EQUITY (Notes 6, 8, 14 and 16)
Preferred stock, par value $.01 per share, 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, par value $.01 per share, 10,000,000 shares authorized, 2,141,224 and 2,434,850 shares issued and outstanding at June 30, 2004 and 2003, respectively	21,413	24,349
Additional paid in capital	758,561	616,854
Notes receivable from stockholders	(354,250)	(354,250)
Retained earnings	364,160	751,041

TOTAL STOCKHOLDERS’ EQUITY	789,884	1,037,994

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,184,572	$4,995,216

See accompanying notes and independent auditors’ report.

COLLINS FINANCIAL SERVICES USA, INC.
CONSOLIDATED STATEMENTS OF INCOME
Six Months Ended June 30, 2004 and 2003

	2004	2003
REVENUES
Sales fees on affiliate owned receivables (Notes 14 and 15)	$662,977	$791,018
Collection fees on affiliate owned receivables (Notes 14 and 15)	5,534,545	2,961,669
Acquisition fees and other income (Notes 14 and 15)	663,432	236,998
Interest income on student loans	—	46,465
Sales proceeds on owned receivables	2,662,143	3,325,467
Collections on owned receivables	253,496	152,442

	9,776,593	7,514,059
Less: Basis in owned receivable sales and collection proceeds	2,133,482	2,518,064

Net Revenues	7,643,111	4,995,995

OPERATING COSTS AND EXPENSES
Payroll and related expenses	3,363,141	2,408,966
Collection services and costs	2,180,472	872,417
Interest expense	19,470	35,989
Communication costs	241,784	76,114
Occupancy costs	152,308	96,429
Professional fees	92,321	50,237
Postage and delivery	412,514	105,845
Travel, meals, and entertainment	45,951	52,666
Depreciation and amortization (Note 7)	165,107	98,715
General and administrative expense	927,904	295,978

Total operating costs and expenses	7,600,972	4,093,356

INCOME BEFORE INCOME TAXES	42,139	902,639

INCOME TAX EXPENSE (Note 10)	—	397,738

NET INCOME	$42,139	$504,901

See accompanying notes and independent auditors’ report.

COLLINS FINANCIAL SERVICES USA, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Six Months Ended June 30, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$42,139	$504,901

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	165,107	98,715
(Increase) decrease in:
Accounts receivable	542,680	105,088
Prepaid expenses	(64,074)	(17,633)
Investments in defaulted receivables	1,302,101	(590,293)
Other assets	(4,672)	51,245
Current tax receivable	178,807	—
Increase (decrease) in:
Deferred rent payable	(3,481)	28,644
Accounts payable and accrued expenses	308,608	1,918,377

	2,425,076	1,594,143

NET CASH PROVIDED BY OPERATING ACTIVITIES	2,467,215	2,099,044

CASH FLOWS FROM INVESTING ACTIVITIES
Notes receivable repaid, related parties	100,000	74,052
Investments in partnerships	(138,045)	(9,390)
Acquisition of property and equipment	(945,163)	(227,411)

	(983,208)	(162,749)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase stock	—	(588,690)
Increase (decrease) in line of credit payable	(538,406)	297,978
Advance on notes payable	724,861
Repayment of notes payable	(68,168)	(100,645)

	118,287	(391,357)

NET INCREASE (DECREASE) IN CASH	1,602,294	1,544,938

CASH AT BEGINNING OF YEAR	392,818	228,641

CASH AT END OF YEAR	$1,995,112	$1,773,579

SUPPLEMENTAL DISCLOSURE
Income taxes paid	$—	$—

Interest paid	$19,470	$16,197

Non-Cash Items
Notes payable settled with student loans	$—	$1,890,546

See accompanying notes and independent auditors’ report.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 1 — ORGANIZATION AND BACKGROUND

Organization

Collins Financial Services USA, Inc., a Texas corporation, was formed in 1997. Collins Financial Services USA, Inc. has two consolidated subsidiaries: Collins Financial Services, Inc. and TxCollect, Inc. Both of the entities are headquartered in Austin, Texas. TxCollect, Inc. also owns general partnership interests in two limited partnerships.

Nature of Operations

Collins Financial Services USA, Inc. and its subsidiaries (collectively the “Company”) acquire defaulted receivables that have been charged-off by the original creditor. The acquisitions of the defaulted receivables are made at significant discounts with the intent of collecting or selling some of the accounts to unaffiliated entities and earning a profit. The Company also acquires, collects, and sells accounts on behalf of the limited partnerships referred to above and for third parties on a fee basis. The Company’s clients and customers are located throughout the United States of America.

Acquisition of Controlling Interest in EFX Corporation

In January 2002, the Company acquired the remaining interest in EFX Corporation to make it a wholly owned subsidiary. At December 31, 2001, EFX Corporation was owned 50% by the Company. In April 2003, the Company transferred all of the assets of EFX Corporation to the lender in settlement of the outstanding debt, ceased operations, and dissolved EFX Corporation.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (GAAP) and to general practices within the financial services industry. The following summarizes the more significant of these policies.

Basis of Financial Statements

The consolidated financial statements include the accounts of Collins Financial Services USA, Inc., its wholly owned subsidiaries, Collins Financial Services, Inc and TxCollect, Inc. as of December 31, 2003 and those subsidiaries and EFX Corporation as of December 31, 2002 and for the six months ended June 30, 2004 and 2003. TxCollect, Inc. also owns 1% of various general partnership interests which are accounted for using the equity method.

Revenue Recognition

The Company generates revenues from collection and sale of defaulted receivables as well as from acquisition, sales and collection fees on affiliates’ defaulted receivables.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Acquisition Fees

Acquisition fees are charged to affiliates as defaulted receivables pools are purchased by the Company on behalf of the affiliate and are typically 5% of the purchase price. The amount of the acquisition fee is determined by the partnership agreement. Acquisition fees are recognized when received by the Company and all services pertaining to the purchase have been completed.

Sales Fees

Sales fees of up to 20% of the sales proceeds are received when a group of defaulted receivables are sold by the Company on behalf of an affiliate. The actual amount of the sales fee is determined for each sale based on the affiliate management agreement, subject to the aforementioned limit. Sales fees are recognized when received by the Company and all requirements of the sales agreement have been completed.

Collection Fees

The Company collects defaulted receivables on behalf of affiliates and retains up to 50% of the collected amount as a fee for their service. Contingent collection fees are recognized when receivables are collected in cash by the Company.

Purchase of Defaulted Receivables

The Company purchases defaulted receivables at a substantial discount from the uncollected principal balance of the loan.

FASB Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires that discounts be recognized as an adjustment of yield over a loan’s life. Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans, further addresses amortization of discounts on certain acquired loans, which involves intertwining issues of amortization of discount, measurement of credit losses, and recognition of interest income.

At the purchase date, defaulted receivables are initially separated into classifications of available-for-sale and held-for-collection. The purchase price is assigned to each classification on an estimated relative fair value basis. The loan pools are accounted for at the contractual principal balance with a related purchase discount which nets to the relative fair value assigned at the purchase date.

Defaulted receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff (held for collection) are reported at their outstanding unpaid principal balances reduced by any charge-off or specific valuation accounts and net of purchase discounts.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Purchase of Defaulted Receivables (continued)

Defaulted receivables classified as available-for-sale are recorded at the lower of cost or market with any subsequent adjustments reflected as an adjustment to equity (other comprehensive income) in the period recorded. Upon sale, the proceeds are included in revenues and the remaining basis in the pool of loans sold are included the basis of owned receivables sold on the income statement.

At the time of acquisition, the sum of the acquisition amount of the loan and the discount to be amortized should not exceed the undiscounted future cash collections that are both reasonably estimable and probable. The discount on an acquired loan should be amortized over the period in which the payments are probable of collection only if the amounts and timing of collections, whether characterized as interest or principal, are reasonably estimable and the ultimate collectibility of the acquisition amount of the loan and the discount is probable. If these criteria are not satisfied, the loan should be accounted for using the cost-recovery method. At December 31, 2003, all of the Company’s defaulted receivables are being accounted for using the cost recovery method.

Cash collections on receivables recorded as held-for-collection are recorded as revenue in the period received. Application of the cost-recovery method requires that any amounts received be applied first against the recorded amount of the loan (as basis in owned receivables collected); when that amount has been reduced to zero, any additional amounts received are recognized as income.

The cost-recovery method is used until it is determined that the amount and timing of collections are reasonably estimable and collection is probable. If the remaining amount that is probable of collection is less than the sum of the acquisition amount less collections and the discount amortized to date, then either the receivable will be written down or an allowance for uncollectibility related to that receivable will be recognized. If the remaining amount that is probable of collection is greater than that sum, then the difference between that sum and the revised amount that is probable of collection will be amortized on a prospective basis over the remaining life of the loan.

Investment in Student Loans

The student loans receivable were student loans (generally from privately held trade or technical schools) purchased at a discount. Interest was accrued each month on the portfolio of loans, and collections were applied first as a reduction of accrued interest and then as a reduction of principal on a loan by loan basis. Interest was not accrued on loans once they had become 90 days delinquent. For these loans, the cost-recovery method was applied as described above. The discount on these loans was not amortized because the combined value of the loans and the discount approximates the current value of these loans. These loans were transferred to the lender in settlement of the outstanding debt during 2003 (see Note 5).

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Losses on Receivables

The carrying value of receivables is reviewed regularly by management and any permanent impairment is included as an additional charge to the basis of receivables in the period discovered.

Allowance for losses on receivables is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions.

Sale of Receivables with Recourse

Sales of receivables are accounted for as sales, when control over the assets has been surrendered. Gains and losses from sales of defaulted receivables are recognized upon settlement with investors. Sales of defaulted receivables typically provide the purchaser the right to have the Company repurchase selected receivables for a pre-determined period of time after the sales date based on pre-determined criteria or warranties provided in the sales agreement. The Company sets aside an estimated liability for the repurchase obligation at the sales date. The Company accounts for the repurchase of defaulted receivables sold as a reduction of sales revenue in the period in which the repurchase occurs.

Financial instruments and credit risk

Financial instruments that potentially subject the Company to credit risk include cash, accounts receivable and investments in defaulted receivables. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Although the balances in these accounts exceed the federally insured limit from time to time ($1,895,000 and $307,000 at June 30, 2004 and 2003, respectively), the Company has not incurred losses related to these deposits. Accounts receivable are generally unsecured. With respect to accounts receivable, the Company performs ongoing credit evaluations of customers and generally do not require collateral. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary.

The amounts reported for cash equivalents, receivables, notes payable, accounts payable and accrued liabilities are considered to approximate their market values based on comparable market information available at the respective balance sheet dates and their short-term nature.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Credit Policy

The Company frequently advances funds for a short period of time to clients in order to facilitate the collection process or provide short term financing of acquisition costs. Management carefully monitors its client relationships in order to minimize its credit risk and generally does not require collateral. In all cases the funds advanced are collected from the cash flows of collections and sales.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. These financial instruments potentially subject the Company to concentrations of credit risk. The Company minimizes this risk by dealing with major financial institutions that have high credit ratings.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided over the estimated useful life of each class of assets using the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals and betterments are capitalized. When property is sold or retired, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss on the transaction is included in the statement of income.

The Company reviews long-lived assets for impairment, based on the estimated undiscounted future cash flows, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components in financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income consists of net earnings, the net unrealized gains or losses on available for sale defaulted receivables and is presented in the consolidated statement of changes in stockholder’s equity.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset in which the Company is not able to determine on a more likely than not basis that the deferred tax asset will be realized.

Stock Based Compensation

The Company uses the intrinsic value-based method as allowed under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, to account for all of our stock-based employee compensation plans. Pursuant to SFAS No. 123, Accounting for Stock-Based Compensation, (See Note 16).

NOTE 3 — FUNDS HELD ON BEHALF OF CLIENTS

In the course of the Company’s regular business activities as a provider of collection services, the Company receives clients’ funds arising from the collection of accounts placed with the Company. These funds are placed in the Company’s general operating account and are generally remitted to clients within 30 days. Funds held on behalf of clients totaling $1,915,000 and $2,607,400 at June 30, 2004 and 2003, respectively has been included in accounts payable, related parties for financial statement presentation.

NOTE 4 — INVESTMENT IN DEFAULTED RECEIVABLES

The Company sold all of its defaulted receivables in 2004.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 5 — INVESTMENT IN STUDENT LOANS

At December 31, 2002, the Company owned student loans with an uncollected principal balance of approximately $4,944,000. The carrying amount of these student loans includes purchase discounts of approximately $3,092,000 at December 31, 2002. The resulting discounted balance was $1,851,956 at December 31, 2002. Accrued interest receivable on these student loans totaled $19,752 at December 31, 2002. For the year ended December 31, 2002, the Company made a provision for loan losses and charged off delinquent student loans totaling $116,852.

In April 2003, the Company transferred the remaining student loans to the secured debt holder in full settlement of the debt.

NOTE 6 — CONVERSION OF NOTE PAYABLE

The Company converted a note payable to common stock during the year ended December 31, 2002. At the time of conversion, the note payable had an unpaid principal balance of $1,000,000. This note payable was converted to 919,353 shares of common stock and the remaining balance of $80,647 was repaid in cash.

NOTE 7 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at June 30, 2004 and 2003:

	2004	2003
Furniture and equipment	$1,299,607	$796,187
Leasehold improvements	1,056,756	532,015

	2,356,363	1,328,202

Accumulated amortization and depreciation	(827,758)	(542,743)

	$1,528,605	$785,459

Amortization and depreciation charged to operations amounted to $165,107 and $98,715 for the six months ended June 30, 2004 and 2003, respectively.

NOTE 8 — STOCK TRANSACTIONS

In October 2002, the Company repurchased and cancelled 57,460 shares of common stock for a purchase price of $1.50 per share ($86,190). During 2002, the Company issued shares of stock to certain officers of the Company under the stock option plan. The Company has financed these stock purchases by issuing the officers and directors notes receivable totaling $354,250. These notes are secured by the stock certificates; bear interest at 6% per annum payable quarterly with all principal due and payable on September 30, 2005. Because the notes were issued in connection with the purchase of stock they have been included as a component of stockholders’ equity at June 30, 2004 and 2003.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 8 — STOCK TRANSACTIONS (continued)

Simultaneously with the issuance of the stock and notes the voting rights of the stock acquired were contributed to a voting trust. The voting trust will terminate on September 15, 2012, unless terminated earlier under the provision of the voting trust agreement. The voting trust provides for Walt Collins, Chairman of the Company, to vote these shares. The combined voting rights of the shares owned by Walt Collins, along with the shares in the voting trust provide controlling voting rights in the Company.

In 2003, the Company repurchased and cancelled an additional 449,919 shares of stock for a purchase price of $1.50 per share ($674,879). After this repurchase Walt Collins controls the voting rights representing 63.3% voting interest in the Company.

NOTE 9 — INVESTMENTS IN PARTNERSHIPS

The Company has formed three limited partnerships in which it has acquired the general partnership interest. For each of these limited partnerships, the Company provides management services. Additionally, the Company provides acquisition, collection and sale services to the limited partnerships as governed by the limited partnership agreements. The limited partnerships are structured so that after the limited partners receive a target return of capital, the remaining profits of the limited partnership are shared between the general partner and the limited partners. These limited partnerships are considered related parties (see Note 14).

NOTE 10 — INCOME TAXES

Federal and state income tax expense totaled $0 and $397,738 for the six months ended June 30, 2004 and 2003, respectively, as follows:

	2004	2003
Federal income tax expense:	$11,349	$362,040
State income tax expense	(11,349)	35,698

Total	$—	$397,738

NOTE 11 — EMPLOYEE BENEFITS

The Company has a 401(k) profit sharing plan (the Plan) and other employee health and benefit plans. The Plan allows all eligible employees to defer up to 10% of their income on a pretax basis through contributions to the Plan. The Company makes a contribution representing 25% of the first four (4%) percent contributed by employees.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 12 —NOTES PAYABLE

Notes payable as of June 30, 2004 and 2003 consist of the following:

	June 30, 2004	June 30, 2003
Note payable to a bank, secured by fixtures and equipment, payable in monthly installments of $2,906, including fixed interest, 6.00%, due June 2008.		$150,000

Note payable to a bank, secured by fixtures and equipment, payable in monthly installments of $13,792, including fixed interest, 6.00%, due January 2009.	$656,504
Notes payable to finance company secured by insurance policy	14,658	8,153

	671,162	158,153
Less: current portion	(170,231)	(40,936)

Long-term portion	$500,931	$117,217

During 2002 notes payable to a related party by EFX Corporation were amended and restated to consolidate the notes into a single note payable, extend the maturity date and reduce the interest rate to 6% from 18%. In April 2003 this note payable was settled in exchange for all of the assets of EFX Corporation.

Line of Credit

The Company has a $1 million line of credit agreement with a bank with an outstanding balance of $0 and $584,237 at June 30, 2004 and 2003, respectively, which bears interest at a variable rate of interest (5.75% at June 30, 2004) and matures on December 12, 2004.

On January 20, 2004, the Company signed a note to borrow an additional $711,927 with a financial institution. As of June 30, 2004 they had borrowed $656,504 against the note.

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Litigation

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operation, and liquidity.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 13 — COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company has entered into leases for certain administrative office space and equipment. A summary of the total minimum lease payments under non-cancelable operating leases for office space and equipment follows:

Period Ending December 31,	Lease Commitment
2004 (six months)	$184,814
2005	322,448
2006	313,554
2007	260,681
2008	238,992
Thereafter	189,600

$1,510,092

Lease expense was approximately $161,000 and $134,000 for the six months ended June 30, 2004 and 2003, respectively. The total amount of base lease payments is being charged to expense on the straight-line method over the term of the lease.

Repurchase Commitments

The Company often assumes a responsibility to repurchase defaulted receivables sold if they are found not to meet certain criteria expressed by the purchase documents. In the opinion of Management the Company’s potential liability related to the repurchase of defaulted receivables is not material at June 30, 2004.

Risk Management

The Company is subject to various claims and liabilities in the normal course of business. The Company maintains various forms of insurance that the Company’s management believes are adequate to reduce the exposure to an acceptable level.

NOTE 14 — RELATED PARTY TRANSACTIONS

The Company is party to transactions with affiliates related through ownership interest or management agreement in the normal course of business. Some of the more significant related party transactions follow:

The Company performs collection and recovery services on behalf of certain affiliates including managed portfolios. The Company had receivables of approximately $289,000 and $408,000 at June 30, 2004 and 2003, respectively, for affiliate sales and collection fees. For the six months ended June 30, 2004 and 2003 the revenue from affiliates was approximately $6,800,000 and $3,900,000, respectively.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 14 — RELATED PARTY TRANSACTIONS

The Company has agreed to pay the general operating expenses and provide management services for certain affiliated companies. The Company receives no additional compensation (other than acquisition, sales, and collection fees) for these services.

During 2002, the Company accepted notes totaling $354,250 from officers of the Company in exchange for stock (See Note 16).

NOTE 15 — CONCENTRATIONS

The Company has two customer concentrations with revenue in excess of 10% of total revenue.

NOTE 16 — STOCK OPTIONS

As of June 30, 2004, 245,750 common shares were reserved for issuance upon exercise of stock purchase rights that have been granted by the Company and that may be granted by the Company in the future under the Company’s Incentive Compensation Plan.

The Company’s Incentive Compensation Plan (ICP) provides for the grant of non-qualified stock options, incentive stock options, restricted stock and tandem Stock Appreciation Rights (SAR) (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), to employees of the Company. The Board of Directors and shareholders approved the establishment of the ICP in June 1998 and amended the plan in October 2000. A total of 600,000 Equity Shares were originally reserved for issuance pursuant to the ICP.

The ICP may be administered by the Board of Directors or a committee of the Board (Committee). The Committee has the power to determine the terms of the options granted, including the exercise price, the number of Shares subject to each option, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the ICP, provided that no such action may affect any SAR or option previously granted under the ICP without the consent of the holder thereof.

Options granted under the ICP are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the ICP must generally be exercised within six months of the end of optionee’s status as an employee of the Company, but in no event later than the expiration of the option’s term. In the event of optionee’s termination as a result of death or disability, the vesting and exercisability of the optionee’s option will accelerate in full and the option must be exercised within 12 months after such optionee’s termination by death or disability, but in no event later than the expiration of the option’s term.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 16 — STOCK OPTIONS (continued)

The exercise price of incentive stock options granted under the ICP must be at least equal to the fair market value of the Shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company’s outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant. The exercise price of non-qualified stock options granted under the ICP must be at least equal to 50% of the fair market value of the Shares on the date of grant.

An SAR may be granted in tandem with either a non-qualified stock option or incentive stock option and entitles the holder to receive an amount equal to the difference between the fair market value of the shares of option stock at the time of exercise of the SAR and the option price. The term of all other options granted under the ICP may not exceed 10 years. Restricted stock grants may be issued subject to a vesting schedule.

The ICP provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company’s assets or a like transaction involving the Company, each option shall be terminated unless an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the option holders shall have the opportunity to exercise all vested options and SARs immediately prior to the effective date of the transaction.

At June 30, 2004 and 2003, 77,830 and 33,018 options, respectively, were exercisable with an aggregate exercise price of $96,049 and $33,018, respectively. The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the Company’s stock option plans.

During 2002 stock options were exercised by officers of the company at a total purchase price of $354,250. The Company accepted notes receivable in exchange for this stock.

COLLINS FINANCIAL SERVICES USA, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2004 and 2003

NOTE 16 — STOCK OPTIONS (Continued)

A summary of the Company’s stock options outstanding follows:

					Weighed
		Number	Price	Aggregate	Average
	Available	of	per	Exercise	Price Per
	for Grant	Options	Share	Price	Share
Balances, December 31, 2002	245,750	55,643	1.00	55,643	1.00
Options Granted	—	145,750	1.50	218,625	1.50

Balances, December 31, 2003	245,750	201,393	$1.36	$274,268	$1.36
Options Granted	—	—	—	—	—

Balances, June 30, 2004	245,750	201,393	$1.36	$274,268	$1.36

NOTE 17 — PURCHASE OF ASSETS

On March 1, 2004, the Company completed the purchase of the assets of a collection center located in Harker Heights, Texas for $350,000. The Company also agreed to assume an operating lease on the facility and assumed certain accrued compensation for paid leave and possible severance for employees of the seller affiliated with the collection center.

2,500 Class A Membership Units Minimum Offering
25,000 Class A Membership Units Maximum Offering

COLLINS RECEIVABLES, LLC

Limited Liability Company Units

PROSPECTUS

, 2004

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell Units and seeking offers to buy our Units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

     All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Members and Managers

     Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions (if any) as set forth in the operating agreement. Section 9 of the operating agreement provides that no manager shall be liable to us or our members for monetary damages for breach of fiduciary duty as a manager to the fullest extent permitted by Delaware law. Section 9 further provides that we shall indemnify any and all of our managers, except upon certain enumerated acts against any claim or liability arising out of their activities on behalf of our company if they acted in good faith and in a manner reasonably believed to in, or not opposed to, the best interests of our company, and with respect to criminal claims or liability, they had no reasonable cause to believe their conduct was unlawful. Reference is made to Section 9 of the operating agreement which is included as an exhibit to the registration statement of which this prospectus is a part.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimated.

	Minimum Offering	Maximum Offering
Securities and Exchange Commission registration fee	$3,167.50	$3,167.50
Printing and engraving fees and expenses	45,000.00	50,000.00
Legal fees and expenses	55,000.00	55,000.00
Accounting fees and expenses	15,000.00	15,000.00
Blue sky fees and expenses	30,000.00	35,000.00
Transfer agent and registrar fees and expenses	1,000.00	1,000.00
Miscellaneous fees and expenses	25,732.50	25,732.50
Total	$174,900.00	$184,900.00

Item 26. Recent Sales of Unregistered Securities

     On our inception, we issued one Class B Unit to Collins Financial Services, Inc. The Unit was issued for nominal value. The Unit was issued under the exemption from registration provided by Section 4(2) of the Securities Act. The Unit contains a legend restricting its transferability absent registration or applicable exemption. CFS is an accredited investor as defined under Rule 501 of Regulation D. The principals of CFS, being directors and managers of our company, had access to information concerning our company and had the opportunity to ask our management questions about our company. No public solicitation or advertising was used in connection with the sale of the Unit.

Item 27. Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are filed as part of this registration statement.

Exhibit
Number	Description
1.1	Placement Agent Agreement(1)
3.1	Certificate of Formation(1)
3.2	Limited Liability Company Operating Agreement
3.3	Amendment to Certificate of Formation(1)
4.1	Form of Membership Unit Certificate(1)
5.1	Opinion of Adorno & Yoss, P.A.(1)
8.1	Tax Opinion of Adorno & Yoss, P.A.
10.2	Form of Escrow Agreement(1)
10.3	Form of Subscription Agreement(1)
21.1	Subsidiaries of the Registrant(1)
23.1	Consent of Helin, Donovan, Trubee & Wilkinson, LLP
23.2	Consent of Helin, Donovan, Trubee & Wilkinson, LLP (Collins Financial Services USA, Inc.)
23.3	Consent of Adorno & Yoss, P.A. (included in Exhibit 5.1)(1)

     (1) Previously filed.

Item 28. Undertakings

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, in the State of Texas, on October 26, 2004.

COLLINS RECEIVABLES, LLC
By:	/s/ WALT COLLINS
Walt Collins
Manager and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacity and on the dates indicated.

Signature	Title	Date
/s/ WALT COLLINS Walt Collins	Principal Executive Officer and Manager	October 26, 2004

/s/ LARRY VASBINDER Larry Vasbinder	Principal Accounting Officer, Principal Financial Officer and Manager	October 26, 2004

/s/ GARY E. WOOD Gary E. Wood	Secretary and Manager	October 26, 2004

EXHIBIT INDEX